Exhibit 10.2

AMENDED & RESTATED TERM LOAN, GUARANTY AND SECURITY AGREEMENT

Dated as of March 5, 2018

TURTLE BEACH CORPORATION,

as a US Borrower and a UK Guarantor

VOYETRA TURTLE BEACH, INC.,

as a US Borrower, US Borrower Agent and a UK Guarantor

TURTLE BEACH EUROPE LIMITED,

as UK Borrower

and

VTB HOLDINGS, INC.,

as a US Guarantor and a UK Guarantor

CRYSTAL FINANCIAL LLC,

as Agent, Sole Lead Arranger and Sole Bookrunner

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(continued)

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(continued)

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(continued)

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(continued)

		Page

15.17	Patriot Act Notice	112

15.18	NO ORAL AGREEMENT	112

15.19	Amendment and Restatement of Existing Term Loan Agreement	113

15.20	Intercreditor Agreement	113

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Assignment Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Notice of Borrowing

Schedule 1.1	Delayed Draw Commitments of US Lenders
Schedule 1.1S	Specified Closing Date Holders
Schedule 6.2	Post-Restatement Effective Date Conditions
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Equity Interests
Schedule 8.6.2	Debt Securities Instruments
Schedule 8.8	Letters of Credit
Schedule 8.9.1	Location of Collateral
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1	Existing Debt for Borrowed Money
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

AMENDED & RESTATED TERM LOAN, GUARANTY AND SECURITY AGREEMENT

THIS AMENDED & RESTATED TERM LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”), is dated as of March 5, 2018, among TURTLE BEACH CORPORATION, a Nevada corporation, formerly known as Parametric Sound Corporation (“Parent”), VOYETRA TURTLE BEACH, INC., a Delaware corporation (“Voyetra”; and together with Parent, individually a “US Borrower,” and individually and collectively, jointly and severally, “US Borrowers”), TURTLE BEACH EUROPE LIMITED, a company limited by shares and incorporated in England and Wales with company number 03819186 (“Turtle Beach”; and, together with its successors and assigns, also referred to hereinafter as “UK Borrower”; and together with US Borrowers, individually a “Borrower” and individually and collectively, “Borrowers”), VTB HOLDINGS, INC., a Delaware corporation (“VTB”; and together with any other party that becomes a US Guarantor after the Restatement Effective Date, individually a “US Guarantor” and individually and collectively, jointly and severally, “US Guarantors”; and together with US Borrowers, individually a “UK Guarantor” and individually and collectively, jointly and severally, “UK Guarantors”; UK Guarantors and US Guarantors, individually a “Guarantor,” and individually and collectively, “Guarantors”); CRYSTAL FINANCIAL SPV LLC and the other lenders party to this Agreement from time to time (collectively, “Lenders”), and CRYSTAL FINANCIAL LLC, as agent, collateral agent and security trustee for Lenders (in such capacities, together with its successors and assigns in such capacities, “Agent”), and CRYSTAL FINANCIAL LLC, as sole lead arranger and sole book runner for the Lenders.

R E C I T A L S:

The parties hereto had previously entered into that certain Term Loan, Guaranty and Security Agreement, dated as of June 22, 2015 (as amended and in effect prior to the Restatement Effective Date, the “Existing Term Loan Agreement”);

The parties hereto desire to amend and restate the Existing Term Loan Agreement in the form of this Agreement;

Each Borrower has requested, among other things, that certain of the Lenders provide a Delayed Draw Term Loan facility to the US Borrowers on the terms more fully described herein, and the Lenders are willing to do so on the terms and conditions set forth herein; and

Each Guarantor will derive substantial direct or indirect commercial benefit from the term loan facilities provided for in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Availability: the “Availability” as such term is defined in the ABL Revolver Loan Agreement in effect on the date hereof and without giving effect to any modifications of any component definitions (or any sub-component definitions) therein.

ABL Borrowing Base Certificates: collectively, the US Borrowing Base Certificates and the UK Borrowing Base Certificates, as each such term is defined in the ABL Revolver Loan Agreement in effect on the date hereof.

ABL Priority Collateral: as defined in the Intercreditor Agreement.

ABL Revolver Agent: (a) Bank of America, N.A., its capacity as agent for the ABL Revolver Lenders under the ABL Revolver Loan Agreement, (b) any successor to Bank of America, N.A., by assignment or otherwise, and (c) any other party that may become agent or trustee under the ABL Revolver Loan Agreement in connection with a refinancing, renewal or replacement thereof.

ABL Revolver Commitments: the “Revolver Commitments” as defined in the ABL Revolver Loan Agreement as in effect on the date hereof.

ABL Revolver Loan Agreement: that certain Amended and Restated Loan, Guaranty and Security Agreement, dated as of the Restatement Effective Date, by and among the Borrowers, the Guarantors, the ABL Revolver Lenders, and the ABL Revolver Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements in such ABL Revolver Loan Agreement in accordance with the terms thereof and the terms of this Agreement and the Intercreditor Agreement.

ABL Revolver Loans: the “Revolver Loans” (or any analogous term) as defined in the ABL Revolver Loan Agreement on the date hereof.

ABL Revolver Usage: the sum of the ABL US Revolver Usage and the ABL UK Revolver Usage, as each such term is defined in the ABL Revolver Loan Agreement on the date hereof (and without giving effect to any modifications of any component definitions (or any sub-component definition) therein).

ABL Revolver Loan Documents: the ABL Revolver Loan Agreement, the Intercreditor Agreement and each other agreement, instrument or document executed or delivered pursuant to or in connection with the ABL Revolver Loan Agreement, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements in such ABL Revolver Loan Documents in accordance with the terms thereof and the terms of this Agreement and the Intercreditor Agreement

ABL Revolver Obligations: the “Obligations” (or any analogous term) as such term is defined in the ABL Revolver Loan Agreement in effect on the date hereof.

ABL UK Availability: the “UK Availability” as defined in the ABL Revolver Loan Agreement in effect on the date hereof (and without giving effect to any modifications of any component definitions (or any sub-component definition) therein).

ABL UK Revolver Commitments: the “UK Revolver Commitments” (or any analogous term) as defined in the ABL Revolver Loan Agreement in effect on the Restatement Effective Date.

ABL UK Revolver Usage: the “UK Revolver Usage”, as such term is defined in the ABL Revolver Loan Agreement on the date hereof (and without giving effect to any modifications of any component definitions (or any sub-component definitions) therein).

ABL US Availability: the “US Availability” as defined in the ABL Revolver Loan Agreement in effect on the date hereof (and without giving effect to any modifications of any component definitions (or any sub-component definitions) therein).

ABL US Revolver Commitments: the “US Revolver Commitments” (or any analogous term) as defined in the ABL Revolver Loan Agreement in effect on the Restatement Effective Date.

ABL US Revolver Usage: the “US Revolver Usage”, as such term is defined in the ABL Revolver Loan Agreement on the date hereof (and without giving effect to any modifications of any component definitions (or any sub-component definitions) therein). For certainty, the term ABL US Revolver Usage includes the ABL US Special Advance Loan.

ABL US Special Advance Loan: the “US Special Advance Loan” as such term is defined in the ABL Revolver Loan Agreement in effect on the date hereof (and without giving effect to any modifications of any component definitions (or any sub-component definition) therein). For the avoidance of doubt, the ABL US Special Advance Loan is made under the ABL US Revolver Commitments.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, amalgamation, consolidation or combination of a Borrower or Subsidiary with another Person.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement Currency: as defined in Section 1.5.

Aggregate UK Exposure: at any time, (a) the aggregate ABL UK Revolver Usage at such time, plus (b) the aggregate UK Term Exposure of all Lenders at such time.

Aggregate US Exposure: at any time, (a) the aggregate ABL US Revolver Usage at such time, plus (b) the aggregate US Term Exposure of all Lenders at such time.

Allocable Amount: as defined in Section 5.11.3(b).

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: 6.75% per annum.

Applicable Time Zone: for borrowings under, and payments due by Borrowers or Lenders on (a) US Term Loans, Boston, Massachusetts time, and (b) UK Term Loans, London, UK time.

Appraised Value: the appraised net orderly liquidation value of the US Borrowers’ Intellectual Property as reasonably determined from time to time by reference to the most recent appraisal received by the Agent conducted by an independent appraiser that is retained by or reasonably acceptable to the Agent, which appraisal is in form and substance reasonably satisfactory to the Agent.

Approved Fund: any entity that is owned or Controlled by a Lender or Affiliate of a Lender, and is engaged in making or investing in commercial loans in its ordinary course of activities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Attributable Indebtedness: on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (or IFRS as it relates to UK Obligors individually (and not on a consolidated basis)), and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (or, as the context may require, IFRS) if such lease were accounted for as a capital lease.

Available Currency: Dollars.

Availability Block: $4,000,000; provided that from and after the date of the filing of Parent’s Form 10-K with Securities and Exchange Commission for its Fiscal Year ending December 31, 2017, so long as the Availability Block Reduction Conditions are satisfied on such date, such amount shall be equal to the $2,000,000, which amount shall be further reduced to $0 for any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2018) so long as all of the following conditions are satisfied: (i) no Default or Event of Default has occurred and is continuing, (ii) Obligors are in compliance with all of the financial covenants contained in Section 10.3 for the most recently ended period for which financial statements and the related Compliance Certificate are required to be furnished to the Agent under Sections 10.1.2(b) and (c), (iii) the Borrowers shall have delivered to the Agent all of the financial statements and the related Compliance Certificate required to be delivered pursuant to Sections 10.1.2(b) and (c) and (iv) such most-recently delivered financial statements and related Compliance Certificate demonstrate that the Obligors have maintained a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 for the twelve (12) month period then ended.

Availability Block Reduction Conditions. Each of the following conditions are satisfied: (A) no Default or Event of Default has occurred and is continuing, (B) Obligors are in compliance with all of the financial covenants contained in Section 10.3, (C) the Borrowers shall have delivered to the Agent all of the financial statements and Compliance Certificates required to be delivered pursuant to Sections

10.1.2(a) and (c) for the Fiscal Year of the Obligors ending December 31, 2017 and such audited financial statements do not demonstrate any material adverse change (as determined by the Agent in its discretion) from the Obligor-prepared financial statements provided to the Agent prior to the Restatement Effective Date.

“Availability Period” means, in respect of the Delayed Draw Commitments, the period from and including the Restatement Effective Date to the earliest of (i) the three month anniversary of the Restatement Effective Date, (ii) the making of the Delayed Draw Term Loan and (iii) the date of termination of the Delayed Draw Commitments pursuant to Section 12.2.

Availability Reserve: the sum of the UK Availability Reserve and the US Availability Reserve; provided that Availability Reserve shall be calculated without giving effect to the Term Loan Deficiency Reserve.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bankruptcy Code: Title 11 of the United States Code.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower or Borrowers: as defined in the preamble to this Agreement.

Borrower Materials: Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base Certificate: collectively, the ABL Borrowing Base Certificates and the Term Borrowing Base Certificates.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Boston, Massachusetts (or, if such day relates to any UK Term Loan or UK Lender, any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, London, UK).

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year; provided, however, that Capital Expenditures shall not include any such expenditures that are: (a) made with the proceeds of any contribution of capital to Parent or sale or issuance by Parent of Equity Interests which are substantially contemporaneously used for the making of such Capital Expenditure; (b) Permitted Acquisitions or incurred by any Person acquired in any Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition; (c) made with net proceeds of the sale or other disposition (including by casualty or condemnation) or a capital asset reinvested in assets to the extent such reinvestment is commenced within 180 days and completed within 270 days of the date of such sale or disposition; or (d) financed with Debt permitted pursuant to Section 10.2.1.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP (or IFRS as it relates to UK Obligors individually (and not on a consolidated basis)).

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to Agent’s good faith estimate of the amount due or to become due, with respect to any inchoate, contingent or other Obligations, including all fees, expenses, indemnification and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) any Person other than the Specified Closing Date Holders owns or control 20% or more of the Voting Equity Interests of Parent; (b) Parent ceases to own and control, beneficially and of record, directly or indirectly, (x) 100% of the outstanding Voting Equity Interests (other than the Series B Preferred Stock as in effect on the Restatement Effective Date) of Voyetra and (y) 100% of the Voting Equity Interests of its other direct or indirect Subsidiaries; (c) a change in the majority of directors of Parent during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; or (d) the sale or transfer of all or substantially all assets of a Borrower, except to another US Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Term Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Code: the Internal Revenue Code of 1986.

Collateral: the US Collateral and the UK Collateral, as the context requires.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate in the form of Exhibit C attached hereto.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Funded Indebtedness: as of any date of determination, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for Borrowed Money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Debt, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guaranties with respect to outstanding Debt of the types specified in clauses (a) through (e) above of Persons other than Parent or any Subsidiary, and (g) all Debt of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Parent or a Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to Parent or such Subsidiary; provided, however, that (i) the foregoing shall not include Subordinated Indebtedness and (ii) for the purposes of this definition, the amount of revolving loans under ABL Revolver Loan Documents which constitute Consolidated Funded Indebtedness shall be determined based on the average revolving loans outstanding under ABL Revolver Loan Documents on the last day of each of the trailing twelve months.

Consolidated Leverage Ratio: as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) EBITDA for Parent and Subsidiaries on a consolidated basis for the period of the twelve months most recently ended.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contribution Notice: a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004 (UK).

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Crystal: Crystal Financial LLC, a Delaware limited liability company, and its successors and assigns.

Crystal Indemnitees: Crystal and its officers, directors, employees, Affiliates, branches, agents and attorneys.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP (or IFRS as it relates to UK Obligors (individually and not on a consolidated basis)), including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations (including the Guaranteed Obligations); (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the applicable Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Deed of Confirmation: that certain Deed of Confirmation, dated as of the Restatement Effective Date, by and among Voyetra, the UK Borrower and the Agent.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% per annum plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two (2) Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three (3) Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Delayed Draw Commitment: an amount equal to the following for any US Lender: (i) during the Availability Period, its obligation to make the Delayed Draw Term Loan up to the maximum principal amount equal to its Delayed Draw Commitment Percentage of the aggregate amount of all Delayed Draw Commitments, which are shown on Schedule 1.1 as of the Restatement Effective Date; and (ii) upon the termination or the expiry of the Availability Period, $-0-.

Delayed Draw Commitment Percentage: as to any US Lender at any time, the ratio, expressed as a percentage, which such US Lender’s Delayed Draw Commitment bears to the aggregate Delayed Draw Commitments at such time.

Delayed Draw Term Loan: as defined in Section 2.1.7.

Deposit Account Control Agreement: a control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account or a Securities Account for an Obligor, to perfect Agent’s Lien on such account or its equivalent in any applicable jurisdiction (including, without limitation, any notice and acknowledgment of any Lien granted over such account pursuant to a UK Security Agreement).

Designated Jurisdiction: a country or territory that is the target of a Sanction.

Direction: as defined in Section 5.12(b)(iv)(2)(a).

Discharge of Applicable ABL Priority Obligations: has the meaning given to such term in the Intercreditor Agreement.

Disqualified Equity Interests: any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or any other amounts in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the repayment in full of the Term Loans and all other Obligations.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest or the payment of any management, consulting or similar fees or any out-of-pocket fees and costs to any Affiliate (including the Sponsor) of any Obligor.

Dollar Equivalent: at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dollars or $: lawful money of the US.

Dominion Account: a separate special account established by each Borrower at the ABL Revolver Agent (including its London branch, as regards UK Borrower) or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes (subject to the Intercreditor Agreement).

Dutch Pledge: the pledge agreement or other document whereby the UK Borrower delivered to Agent duly executed Dutch law pledge of its Inventory.

Dutch Security Agreements: the Dutch Pledge and each pledge agreement or other similar agreement, instrument or document governed by the laws of the Netherlands now or hereafter securing (or given with the intent to secure) any Obligations.

EBITDA: for any period, the sum, for Parent and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) of the following (for such period):

(a) consolidated net income, excluding (i) earnings or losses of any Person in which such Person has an ownership interest (other than Subsidiaries of such Person), except to the extent received by such Person in a cash distribution, (ii) unrealized non-cash gains and unrealized non-cash losses with respect to obligations under Hedging Agreements for such period and (iii) non-cash gains and non-cash losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period; plus

(b) to the extent deducted in determining consolidated net income, the sum of: (i) any provision for cash income tax expense and cash interest expense; (ii) depreciation and amortization, including, without duplication, to the extent not included in interest expense, cash amortization of transaction and financing fees and expenses; (iii) non-cash deferred compensation, stock option or employee benefits-based and other equity-based compensation expenses; (iv) reasonable and customary documented third-party fees, costs and expenses in connection with any Permitted Acquisition to the extent permitted by this Agreement and not exceeding $3,000,000 during any 12 month period or $5,000,000 in the aggregate after the March 31, 2014; (v) non-cash charges or amounts recorded in connection with purchase accounting under Statement of Financial Accounting Standards 14l(r) (including any applicable to future Permitted Acquisitions); (vi) non-cash purchase accounting adjustments relating to the writedown of deferred revenue (whether billed or unbilled) that are the result of accounting for any acquisition; (vii) reasonable and customary debt discounts and debt issuance costs, fees, charges and commissions, in each case incurred in connection with Debt permitted to be incurred hereunder, (viii) the Permitted Earnout Payment to the extent paid (to the extent applicable for such period), (ix) fees, charges and expenses incurred in connection with the consummation of the merger of Paris Acquisition Corp. with and into VTB, (x) one-time, non-recurring severance restructuring costs and expenses not exceeding the aggregate amount of $2,000,000, and (xi) the amount of reasonable consulting and advisory fees (incurred to third party consultants and advisors other than Sponsor or its Affiliates) and related reasonable expenses, in each case, incurred in such period and not to exceed $1,250,000 in any trailing twelve-month period; plus or minus

(c) to the extent used in determining consolidated net income (i) other non-cash losses (or gains) (to the extent not relating to or resulting in any cash expense or charge in any future period), (ii) losses (or gains) from Asset Dispositions (excluding sales, expenses or losses related to current assets), (iii) costs and expenses in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, (iv) any extraordinary, one-time, unusual or non-recurring items approved by the Agent in its reasonable discretion and (v) any non-cash charges (including reserves) relating to the reduction or discontinuation of operations of or the sale of all or any portion of the business of the Hypersound Division including the reclassification of the Hypersound Division as a discontinued operation, in each case as required under GAAP.

provided, that (i) the EBITDA of any Subsidiary acquired pursuant to a Permitted Acquisition during such period shall be, so long as such EBITDA is either validated by audited financial statements or a third party due diligence report, in either case, in a manner acceptable to the Agent, included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Debt in connection therewith occurred as of the first day of such period, and giving effect to pro forma adjustments acceptable to the Agent (which may include cost savings and synergies that are, in each case, factually supportable, expected to be realized within the twelve months following the applicable Permitted Acquisition, and are expected to have a continuing impact) which are directly attributable to such proposed Permitted Acquisition) and (ii) the EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Debt in connection therewith occurred as of the first day of such period.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account: has the meaning set forth in the ABL Revolver Loan Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which creates additional ABL Availability; provided that, in order for any Account to constitute an Eligible Account it must be subject to duly perfected first priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law.

Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) a financial institution, finance company, fund or other Person approved by US Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment) and Agent that provides term loan credit facilities of this type in its ordinary course of business; and (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Eligible Intellectual Property: Intellectual Property of a US Borrower determined by the Agent, in its Permitted Discretion, to be eligible for inclusion in the calculation of the US Borrowing Base. Without limiting the foregoing, no Intellectual Property shall be Eligible Intellectual Property unless:

(a) Such Intellectual Property is validly registered with the PTO or the U.S. Copyright Office, as applicable, or such other equivalent foreign filing or registration office that is acceptable to the Agent;

(b) A US Borrower owns, and has good and valid title to, such Intellectual Property;

(c) Such US Borrower is in compliance with the representations, warranties and covenants set forth in this Agreement and the other Loan Documents relating to such Intellectual Property;

(d) Agent shall have received evidence that all actions that the Agent may reasonably deem necessary or appropriate in its Permitted Discretion in order to create valid, perfected and enforceable first priority Lien on such Intellectual Property under applicable law (including, without limitation, filings at the PTO or such other equivalent foreign filing or registration office) has been taken;

(e) Such Intellectual Property conforms with the covenants or representation and warranties in the Loan Documents; and

(f) With respect to Intellectual Property which was not included in the most-recent appraisal received by the Agent under this Agreement or which the Agent has not completed its legal and business due diligence in its Permitted Discretion, the Agent (i) shall have received an appraisal of such Intellectual Property in form and substance, and from appraisers, acceptable to the Agent in its Permitted Discretion and (ii) shall have completed its legal and business due diligence with the results of such due diligence satisfactory to the Agent in its Permitted Discretion; provided, however, that any such appraisals or legal or business due diligence shall be at the expense of the US Borrowers and shall not be subject to (and shall not be included in) the limitations set forth in Section 10.1.1 on the number of collateral audits, examinations, or appraisals for which the Agent is entitled to be reimbursed in any period.

Notwithstanding anything to the contrary contained herein, the Hypersound Intellectual Property shall not constitute Eligible Intellectual Property until the commercial viability of the Hypersound Intellectual Property has been demonstrated to the satisfaction of the Agent (in its Permitted Discretion).

Eligible Inventory: has the meaning set forth in the ABL Revolver Loan Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which creates additional ABL Availability; provided that, in order for any Inventory to constitute Eligible Inventory it must be subject to duly perfected first priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law, and no other Lien (other than Permitted Liens).

Eligible UK Accounts: Eligible Accounts owing to UK Borrower.

Eligible UK In-Transit Inventory: has the meaning set forth in the ABL Revolver Loan Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which creates additional ABL Availability; provided that, in order for any Inventory to constitute Eligible UK In-Transit Inventory it must be subject to duly perfected first priority Lien (subject to the Intercreditor Agreement) in favor of Agent under Applicable Law (including, with respect to Inventory located in the Netherlands, the laws of the Netherlands and England and Wales).

Eligible UK Inventory: Eligible Inventory of UK Borrower.

Eligible US Accounts: Eligible Accounts owing to a US Borrower.

Eligible US In-Transit Inventory: has the meaning set forth in the ABL Revolver Loan Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which creates additional ABL Availability; provided that, in order for any Inventory to constitute Eligible US In-Transit Inventory it must be subject to duly perfected first priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law.

Eligible US Inventory: Eligible Inventory of a US Borrower.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA or similar foreign Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA , CWA and other similar Applicable Laws of any foreign jurisdiction.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, and, in each case, all of the warrants, options or other rights for the purchase or acquisition of any of the foregoing.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a

Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan or Multiemployer Plan (as applicable) is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; or (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Euro or “€”: the lawful currency of the Participating Member States.

Event of Default: as defined in Section 12.

Exchange Rate: on any date, (i) with respect to Sterling in relation to Dollars, the spot rate as quoted by the ABL Revolver Agent at its noon spot rate (in the Applicable Time Zone) at which Dollars are offered on such date for Sterling, (ii) with respect to Dollars in relation to Sterling, the spot rate as quoted by ABL Revolver Agent at its noon spot rate (in the Applicable Time Zone) at which Sterling are offered on such date for such Dollars, (iii) with respect to Euro in relation to Dollars, the spot rate as quoted by ABL Revolver Agent at its noon spot rate (in the Applicable Time Zone) at which Dollars are offered on such date for Euro, and (iv) with respect to Dollars in relation to Euro, the spot rate as quoted by ABL Revolver Agent at its noon spot rate (in the Applicable Time Zone) at which Euro are offered on such date for such Dollars.

Excluded Assets: (a) any lease, license, contract, property right or agreement to which any Obligor is a party or any of its right or interests thereunder if and only for so long as the grant of a security interest or Lien under this Agreement (i) is prohibited by Applicable Law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein pursuant to Applicable Law, (ii) would require the consent of third parties and such consent shall have not been obtained, or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (in each case other than to the extent that any such consent requirement or other term thereof would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become Collateral, immediately and automatically, at such time as such consequences will no longer result; (b) deposit accounts used solely to fund payroll, payroll Taxes and similar employment Taxes or employee benefits in the Ordinary Course of Business; (c) any motor vehicles covered by a certificate of title, together with any motor vehicle trailers, regardless of whether such trailers may be covered by a certificate of title, and all spare parts and accessories for such vehicles and trailers; and (d) all Excluded Equity Interests.

Excluded Asset Dispositions: Permitted Asset Dispositions described in clauses (a) and (i) of the definition thereof.

Excluded Equity Interests: solely in the case of any pledge of Equity Interests of any Foreign Subsidiary of a US Borrower or a US Guarantor to secure any US Obligations, any Equity Interests that are Voting Equity Interests of such Foreign Subsidiary of a US Borrower or a US Guarantor in excess of 65% of the outstanding Voting Equity Interests of such class.

Excluded Net Proceeds: Net Proceeds in an amount not exceeding $500,000 in the aggregate per Fiscal Year.

Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient; (a) Taxes imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, in each case, (i) as a result of such Recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or any commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 5.10; and (d) any withholding Taxes imposed under FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Existing ABL Revolver Loan Agreement: that certain Loan, Guaranty and Security Agreement, dated as of March 31, 2014, by and among the Borrowers, the Guarantors, the ABL Revolver Lenders, and the ABL Revolver Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect prior to the Restatement Effective Date.

Existing Term Loan Agreement: as defined in the recitals to this Agreement.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

Fee Letter: the fee letter agreement by and between Borrowers and Agent, dated as of the Original Closing Date, as such letter agreement may be amended, restated, supplemented or otherwise modified from time to time.

Field Exams: as defined in Section 10.1.1(b).

Financial Support Direction: a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004 (UK).

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and Subsidiaries for any period of measurement, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than ABL Revolver Loans) and cash taxes paid during such period, to (b) Fixed Charges for such period.

Fixed Charges: for any measurement period, the sum of cash interest expense (net of interest income received in cash) for such period, regularly scheduled payments of principal on Debt for Borrowed Money actually made or required to be made in cash, Distributions actually made in cash, and the Permitted Earnout Payment (to the extent the Permitted Earnout Payment actually made in cash is applicable to the subject period); provided that Fixed Charges shall exclude (i) regularly scheduled principal payments and prepayment of the ABL US Special Advance Loan and (ii) principal payments of the Third Lien Debt made with the proceeds of the Delayed Draw Term Loan.

Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a US Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States, in either case for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, or a Subsidiary in a case in which substantially all of such entity’s assets are comprised of one or more “controlled foreign corporations” under Section 957 of the Code.

Full Payment: with respect to any Obligations, (a) the full and cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral), and (c) a release of any Claims of Obligors against Agent and Lenders arising on or before the payment date.

GAAP: generally accepted accounting principles in effect in the United States from time to time (or, as context may require, in relation to the UK Borrower (other than in relation to any financial statements of any other Obligor which consolidates the UK Borrower) generally accepted accounting principles in the UK).

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, provincial, state, local, municipal, foreign or other governmental department agency, authority, body, commission, board, bureau, court, tribunal, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, or a province or territory thereof or a foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Growth Multiple: shall mean, at any time, (a) if EBITDA for the most recently ended twelve-month period for which financial statements have been delivered is equal to or less than $16,213,000, one; and (b) if EBITDA for the most recently ended twelve-month period for which financial statements have been delivered is greater than $16,213,000, an amount equal to (i) EBITDA of the Companies for the most recently ended twelve-month period for which financial statements have been delivered divided by (ii) $16,213,000.

Guaranteed Obligations: US Guaranteed Obligations or UK Guaranteed Obligations, as the case may be.

Guarantors: as defined in the preamble to this Agreement and each other Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty or guarantee agreement executed by a Guarantor in favor of Agent, including the guaranty provided pursuant to Section 11.

Headset Division: the business division of Parent which engages in the international distribution of retail multi-platform advanced gaming headsets.

Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

Hypersound Division: the business division of Parent which engages in business relating to Parent’s ultrasonic sound delivery technology.

Hypersound Division Foxconn Expenditures: the Obligors’ payments to, or other expenditures in respect of, Foxconn Technology Group and/or its Affiliates in respect of the Hypersound Division for the applicable period, all calculated in a manner reasonably acceptable to the Agent.

Hypersound Division Net Operating Disbursements: the Obligors’ actual disbursements in respect of the Hypersound Division (other than the Hypersound Division Foxconn Expenditures) for the applicable period, net of any cash collections of the Hypersound Division for such period, all calculated in a manner reasonably acceptable to the Agent.

Hypersound Intellectual Property: Intellectual Property comprising Parent’s ultrasonic sound delivery technology.

IFRS: International Financial Reporting Standards as issued by the International Accounting Standards Board.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, and Crystal Indemnitees.

Information: as defined in Section 15.12.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, social media, service marks, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including computer programs and databases and copyrights for computer programs and databases), and all registrations and applications for registrations thereof; inventions (whether or not patented or patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; customer lists and customer data; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law rights in and to all of the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intellectual Property Licenses: with respect to any Person (for the purpose of this definition, the “Specified Party”), (A) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to such Person) and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party (other than non-exclusive licenses granted to customers in the Ordinary Course of Business in connection with products or services provided by such Person).

Intercreditor Agreement: that certain Amended and Restated Intercreditor Agreement, dated as of the Restatement Effective Date, by and between the Agent, in its capacity as “Term Agent” thereunder and the ABL Revolver Agent, in its capacity as “ABL Agent” thereunder.

Interest Period: the period commencing on the Original Closing Date and ending on the last day of such calendar month and each calendar month thereafter; provided that, each such period occurring after such initial period shall commence on the day after the immediately preceding period expires.

Interest Period Loan: a US LIBOR Loan or a UK LIBOR Loan, as the context requires.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Appraisals: as defined in Section 10.1.1(b).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IP Security Agreement: a trademark security agreement, a patent security agreement, copyright security agreement, charge over intellectual property, or equivalent agreement in the applicable jurisdiction, by and among one or more Obligors and Agent, with such amendments or modifications as may be reasonably approved by Agent.

IRS: the United States Internal Revenue Service.

ITA: the United Kingdom Income Tax Act 2007.

Judgment Currency: as defined in Section 1.5.2.

Lender Indemnitees: Each Lender and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including US Lenders, UK Lenders, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and US Borrower Agent.

LIBOR: the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a three (3) month period quoted by The Wall Street Journal two (2) Business Days prior to the first day of the applicable Interest Period (but if no such offered rate exists, such rate will be the rate of interest per annum, as reasonably determined by Agent which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two (2) Business Days prior to the first day in the applicable Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination). If LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, mortgages, charges, assignments, pledges, hypothecations, statutory trusts, deemed trusts, reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Original Closing Date and on each anniversary of the Original Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or financial condition of the Obligors, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) materially impairs the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially and adversely impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any written agreement or arrangement to which any Obligor or its respective Subsidiaries is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Material Real Estate: means any Real Estate located in the United States and owned in fee by any US Obligor with a fair market value of $1,000,000 or more, as reasonably determined by US Borrower Agent in good faith.

Maturity Date: the earliest of (i) March 5, 2023, (ii) the maturity date of the ABL Revolver Loan Agreement and (iii) the date that is 91 days prior to the maturity date of the TBC Notes or the Third Lien Debt or any other Subordinated Indebtedness.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust, deed of hypothec, or deed to secure debt in which an Obligor grants a Lien on its Material Real Estate to Agent, for the benefit of Secured Parties, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or to which any Obligor or any ERISA Affiliate has any liability (contingent or otherwise).

Net Asset Disposition Proceeds: Net Proceeds from Asset Dispositions other than Excluded Asset Dispositions.

Net Casualty/Condemnation Proceeds: Net Proceeds of insurance from Collateral and awards arising from condemnation of any Collateral. For the avoidance of doubt, proceeds from workers’ compensation and D&O insurance are not Net Casualty/Condemnation Proceeds.

Net Disposition Proceeds: without duplication, Net Asset Disposition Proceeds and Net Casualty/Condemnation Proceeds.

Net Proceeds: with respect to an Asset Disposition or any proceeds of insurance of any Collateral or any awards arising from condemnation of any Collateral, proceeds (including, when received, any deferred or escrowed payments) received by any Obligor or its respective Subsidiaries in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

New Lender: as defined in Section 5.12(e).

NOLV Percentage: with respect to Inventory, the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the applicable Borrower’s Inventory performed by an appraiser and on terms satisfactory to Agent.

Notice of Borrowing: a notice of borrowing in the form of Exhibit D attached hereto.

Obligations: all (a) principal of and premium, if any, on the Term Loans (including the Delayed Draw Term Loan), (b) interest, expenses, fees, indemnification obligations, Term Loan Prepayment Fee, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

OFAC: Office of Foreign Assets Control of the US Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, memorandum and articles of association, constitutional documents, certificate of change of name (if any), bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Closing Date: June 22, 2015.

OSHA: the Occupational Safety and Health Act of 1970.

Other Agreement: each Fee Letter, the Restatement Fee Letter, Lien Waiver, Related Real Estate Documents, Borrowing Base Certificate, Subordination Agreements, the Intercreditor Agreement, Compliance Certificate, Borrower Materials, intercreditor agreements, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.

Other Connection Taxes: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in, any Term Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

Parent: as defined in the preamble to this Agreement.

Participant: as defined in Section 14.2.1.

Participating Member State: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

Payment Item: each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, but for purposes of clarity, including any multiple employer plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time during the immediately preceding five plan years or to which any Obligor or ERISA Affiliate has any liability (contingent or otherwise).

Pensions Regulator: the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States, and had positive EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are assumed or incurred, except as Subordinated Debt; (e) the total consideration (including deferred payment obligations and Debt of the types included in the calculation of the Consolidated Leverage Ratio assumed or incurred) is less than $30,000,000 and, when aggregated with the total consideration for all other Acquisitions made during the preceding 12 months, is less than $50,000,000; (f) upon giving effect thereto, ABL Availability is at least 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period) for the 30 days preceding and as of the date of such Acquisition; (g) the Agent shall have received satisfactory evidence that the Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the Acquisition (as if such Acquisition were consummated on the first day of the period of measurement), is not less than 1.25:1.00; (h) the Agent shall have received satisfactory evidence that the Borrowers are in compliance with clause (g) above and the financial covenant set forth in Section 10.3.2 on a pro forma basis after giving effect to the Acquisition (as if such Acquisition were consummated on the first day of the period of measurement) as determined for last day of month most recently ended prior to such Acquisition (for the trailing twelve month period then-ended), all based on calculations and assumptions acceptable to the Agent in its Permitted Discretion, (i) no more than two (2) Permitted Acquisitions are made in any 12 month period and (j) Borrowers deliver to Agent, at least ten (10) Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are applied pursuant to Section 5.3.1, Section 5.3.2 (as applicable) or otherwise are remitted to the Dominion Account, an Asset Disposition that is (a) a sale of Inventory, cash or Cash Equivalents in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $2,000,000 or less; (c) a disposition of property that is obsolete, unmerchantable or otherwise unsalable or other property not necessary for operations in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) dispositions resulting from any casualty or other insured damage to, or any taking under any power of eminent domain or by condemnation or similar proceeding of, any Property of any Obligor or any Subsidiary; (f) any transactions permitted by Sections 10.2.2, 10.2.4, 10.2.5, 10.2.7 or 10.2.9; (g) [reserved]; (h) approved in writing by Agent and Required Lenders, provided that no Obligor shall dispose of any property charged by way of fixed charge pursuant to a UK Security Agreement without the express written consent of the Agent; (i) a non-exclusive licensing agreement for Intellectual Property, leases, or subleases, in each case in the Ordinary Course of Business; provided that any Royalties or other amounts received in respect of such licensing, lease or sublease arrangements are deposited in the Term Loan Priority Collateral Account as provided under Section 8.2.4, (j) any assignment or transfer of an Account to a provider of credit insurance to the extent such provider has advanced insurance proceeds to the applicable Obligor with respect to such Account being transferred; or (k) any other Asset Disposition, so long as the applicable Obligor receives fair market value in consideration in cash for such sale and the aggregate consideration payable in connection with all such dispositions does not exceed $2,000,000 in any calendar year.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Amendment Effective Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents or the ABL Revolver Loan Documents; or (g) in an aggregate amount of $5,000,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Earnout Payment: the payment to Carmine J. Bonanno and Frederick J. Romano on July 31, 2014 in the aggregate amount of $3,125,000.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of any Obligor or its respective Subsidiaries that is unsecured or secured only by a Purchase Money Lien and Debt under Capital Leases of any Obligor, as long as the aggregate amount does not exceed $5,000,000 at any time.

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 15.3.3.

Pro Rata: with respect to:

(a) any US Lender, a percentage (carried out to the ninth decimal place) determined by dividing the amount of such US Lender’s US Term Loans by the aggregate amount of all outstanding US Term Loans;

(b) any UK Lender, a percentage (carried out to the ninth decimal place) determined by dividing the amount of such UK Lender’s UK Term Loans by the aggregate amount of all outstanding UK Term Loans; and

(c) any Lender and its share of Term Loans, or its voting or other rights with respect to or matters relating to the Term Loans as a whole, including indemnity obligations and reimbursement obligations owing to Agent, a percentage (carried out to the ninth decimal place) determined by dividing the sum of such Lender’s US Term Loans and such Lenders’ UK Term Loans by the aggregate amount of all outstanding Term Loans.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP (or, as the context may require, IFRS); (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: US Protective Advances or UK Protective Advances, as the context requires.

PSC: PSC Licensing Corp., a California corporation.

PTO: as defined in Section 8.11.1.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within ten (10) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or other Applicable Law.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Qualifying Lender:

(a) a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance and is:

(i) a Lender:

(A) that is a bank (as defined for the purpose of section 879 of the ITA) making an advance; or

(B) in respect of an advance by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made,

and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance; or

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership, each member of which is:

(C) a company so resident in the United Kingdom; or

(D) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(E) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(F) a Treaty Lender; or

(b) a building society (as defined for the purposes of section 880 of the ITA) making an advance.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Reaffirmation Agreement: That certain Reaffirmation Agreement, dated as of the Restatement Effective Date, by each Obligor in favor of the Agent, for the benefit of the Secured Parties.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (other than by the amount of premiums paid thereon, any paid-in-kind or other capitalized interest and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto); (b) it has a final maturity no sooner than, a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) it is on terms not materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced (including any terms relating to collateral (if any) and subordination (if any)) and the interest rates with respect thereto are on market terms; (d) with respect to Debt under the ABL Revolver Loan Documents, such Refinancing Debt is subject to the Intercreditor Agreement; (e) no additional Person is obligated on such Debt and (f) upon giving effect to it, no Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (d), (p) or (q).

Regulation: as defined in Section 9.1.26.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent in its Permitted Discretion and received by Agent for review: (a) at least 15 days prior to the effective date of the Mortgage (or such later date agreed by Agent), all information requested by Agent or any Lender for due diligence pursuant to Flood Laws; and (b) on or prior to the effective date of the Mortgage, (i) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, by an insurer reasonably acceptable to Agent, which must be fully paid on such effective date; (ii) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate; (iii) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor reasonably acceptable to Agent; (iv) a life-of-loan flood hazard determination and, if any Real Estate is located in a special flood hazard zone, flood insurance documentation and coverage as required by Flood Laws or otherwise reasonably satisfactory to each Lender; (v) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to Agent, and in form and substance satisfactory to Required Lenders; (vi) an environmental assessment, prepared by environmental engineers reasonably acceptable to Agent, an environmental indemnity agreement if appropriate, and such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance satisfactory to Required Lenders; and (vii) such other documents, instruments or agreements as Agent may reasonably require with respect to the Real Estate and Mortgage.

Relevant Borrower: as defined in Section 5.12(a).

Report: as defined in Section 13.2.3.

Reporting Trigger Date: (a) The third Business Day of each week, if ABL Availability is in an amount less than the greater of (i) twelve and one-half percent (12.5%) of the sum of the US Borrowing Base and the UK Borrowing Base (as each such term is defined in the ABL Revolving Loan Agreement) (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period) and (ii) $6,000,000, for a period of three (3) consecutive days (commencing on the third Business Day of the week following such three (3) consecutive day period and ending on the first day after ABL Availability is in an amount equal to or greater than the greater of (i) twelve and one-half percent (12.5%) of sum of the US Borrowing Base and the UK Borrowing Base (as each such term is defined in the ABL Revolving Loan Agreement) (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period) and (ii) $6,000,000, for a period of thirty (30) consecutive days) and (b) otherwise, the 15th day of each month (or if such day is not a Business Day, then the first Business Day thereafter).

Reportable Event: any of the events set forth in Section 4043(c) of ERISA.

Required Lenders: one or more Secured Parties holding more than 50% of the aggregate outstanding principal amount of the Term Loans; provided, however, that Term Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation.

Reserves: reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, that such reserves shall not be duplicative of the Availability Reserves.

Restatement Effective Date: as defined in Section 6.1.

Restatement Fee Letter: the fee letter agreement by and between Borrowers and Agent, dated as of the Restatement Effective Date, as such letter agreement may be amended, restated, supplemented or otherwise modified from time to time.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and other credits to suppliers in the Ordinary Course of Business; provided, however, that such trade terms may include such concessionary trade terms as Parent or any such Subsidiary deems reasonable under the circumstances; (f) so long as no Event of Default exists immediately before and after giving effect thereto and the Agent shall have received satisfactory evidence that the Borrowers is in compliance with each of the financial covenants set forth in Section 10.3 on a pro forma basis after giving effect to the such Investment (as if such Investment were consummated on the first day of the period of measurement) as determined for last day of month most recently ended prior to such Investment (for the trailing twelve month period then-ended), all based on calculations and assumptions acceptable to the Agent, the repurchase, redemption or other acquisition or retirement of any Equity Interests of Parent held by any current or former officer, director or employee of Parent or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an aggregate amount not to exceed $1,000,000 in any calendar year or $3,000,000 in the aggregate after March 31, 2014; (g) Investments consisting of any deferred portion of the sales price received in connection with any Permitted Disposition; (h) without duplication, Investments to the extent permitted as Debt or Contingent Obligations hereunder; (i) the endorsement of negotiable instruments held for collection in the ordinary course of business; (j) Investments by UK Borrower in any other Obligor or by US Borrower in any other Obligor which is not a Foreign Subsidiary; (k) any other Investment (other than the type set forth above) to the extent that payment for such investment is made with the proceeds of any equity investments in Parent by Persons who are not Obligors, the cash proceeds of which are (i) contributed directly or indirectly to any Obligor or any of its Subsidiaries and (ii) used substantially contemporaneously by such Obligor or its Subsidiaries to make such Investment; (l) obligations incurred pursuant to Hedging Agreements incurred pursuant to Section 10.2.1; and (m) other Investments (other than the type set forth in clauses (a) through (l) above) not to exceed $2,000,000 times the Growth Multiple. For purposes of this definition, (i) the outstanding amount of any investment shall be deemed to be the initial cost of such Investment when made, purchased or acquired (without any adjustments for subsequent increases or decreases in value), but giving effect to any repayments, interest, returns, profits, dividends, distributions, proceeds, fees, income and other amounts received or realized by the Obligors in respect of such Investment and determined without regard to any write-downs or write-offs of any investments, loans or advances in connection therewith and (ii) in the event that any Investment meets the criteria of more than one of the categories described in clauses (a) through (m), the Obligors shall be permitted to make any such Investment in any manner that complies with this definition and may rely upon more than one of the categories described above.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by any Obligor or its respective Subsidiaries under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Seasonal Period: the period commencing on (and including) March 1 of each calendar year and ending on (and including) July 31 of such calendar year.

Secured Parties: US Secured Parties or UK Secured Parties, as the context requires.

Security Documents: the Guaranties, Mortgages, UK Security Agreements, Dutch Security Agreements, Deposit Account Control Agreements, IP Security Agreements, the Reaffirmation Agreement, the Deed of Confirmation and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, or, with respect to UK Borrower or any other Obligor organized under the laws of England and Wales, it is not or is not deemed, for the purpose of and under the Insolvency Act 1986, to be unable to pay its debts as they fall due; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Closing Date Holders: the holders of Equity Interests of Parent set forth on Schedule 1.1S and the heirs or such holders or any trusts or other estate planning vehicles of such holders, or any trust, the beneficiary of which, any charitable trust, the grantor of which, or any corporation, limited liability company, partnership or other entity, the stockholders, members, general or limited partners or owners of which include only such holder and any of the foregoing individuals or entities.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Sponsor: Stripes Group, LLC and any person controlled by, in control of or under common control with Stripes Group, LLC and which is organized primarily for the purpose of making debt and equity contribution.

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Sterling or £: the lawful currency of the UK.

Subject Party: as defined in Section 5.12(h)(ii).

Subordinated Debt: (i) Debt incurred by any Obligor or any of its respective Subsidiaries that is expressly subordinate and junior in right of payment to Full Payment of all Obligations pursuant to a Subordination Agreement and is also on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent, (ii) debt incurred pursuant to the TBC Notes subject to the terms of a Subordination Agreement and (iii) debt incurred pursuant to the Third Lien Subordinated Note(s), which debt shall be subject to the terms of the Third Lien Subordination Agreement in all respects.

Subordination Agreement: a subordination agreement or subordination provisions, in each case, executed by the holders of any Subordinated Debt in favor of the Agent and the Secured Parties, which agreement is or which provisions are in form and substance reasonably satisfactory to Agent.

Subsidiary: any entity at least 50% of whose Voting Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of such Voting Equity Interests).

Supplier: as defined in Section 5.12(h)(ii).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tax Confirmation: a confirmation by a UK Lender that the person beneficially entitled to interest payable to that UK Lender in respect of an advance is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit: a credit against, relief or remission for, or repayment of, any Taxes.

Tax Deduction: a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

Tax Payment: in relation to any UK Borrower, either the increase in a payment made by that UK Borrower to a UK Lender under Section 5.12(b) or a payment under Section 5.12(c).

TBC Notes: collectively, the (a) Second Amended and Restated Subordinated Promissory Note, dated as of the Restatement Effective Date, issued by Parent in favor of SG VTB Holdings, LLC, in the original principal amount of $1,324,430.08, (b) Second Amended and Restated Subordinated Promissory Note, dated as of the Restatement Effective Date, issued by Parent in favor of Doornink Revocable Living Trust, in the original principal amount of $3,435,326.20, (c) Second Amended and Restated Subordinated Promissory Note, dated as of the Restatement Effective Date, issued by Parent in favor of SG VTB Holdings, LLC, in the original principal amount of $5,121,504.31, and (d) Second Amended and Restated Subordinated Promissory Note, dated as of the Restatement Effective Date, issued by Parent in favor of SG VTB Holdings, LLC, in the original principal amount of $9,011,257.73.

Term Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify the US Borrowing Base and the UK Borrowing Base.

Term Exposure: the sum of the US Term Exposure and UK Term Exposure.

Term Loan: a US Term Loan or a UK Term Loan, as the context requires. “Term Loans” refers to the US Terms Loans and the UK Term Loans, collectively. The Delayed Draw Term Loan constitutes a Term Loan.

Term Loan Deficiency Reserve: the “US Term Loan Deficiency Reserve” and the “UK Term Loan Deficiency Reserve” as defined in the ABL Revolver Loan Agreement as in effect on the Restatement Effective Date.

Term Loan Prepayment Fee: (i) from the Restatement Effective Date through and including the first anniversary of the Restatement Effective Date, 3.00% of the principal amount of the Term Loans prepaid or required to be prepaid, (ii) after the first anniversary of the Restatement Effective Date through and including the second anniversary of the Restatement Effective Date, 2.00% of the principal amount of the Term Loans prepaid or required to be prepaid, (iii) after the second anniversary of the Restatement Effective Date through and including the third anniversary of the Restatement Effective Date, 1.00% of the principal amount of the Term Loans prepaid or required to be prepaid, and (iv) at all times following the third anniversary of the Specified Prepayment Fee Date, 0.00%.

Term Loan Priority Collateral: has the meaning given to such term in the Intercreditor Agreement.

Term Loan Priority Collateral Account: those certain depository accounts or securities accounts of the Obligors subject to a Deposit Account Control Agreement or securities account control agreement in favor of the Agent and the ABL Revolver Agent in which the proceeds of Term Loan Priority Collateral are maintained.

Third Lien Creditors: Sponsor and/or its Affiliates that hold Third Lien Debt and each other holder of Third Lien Debt, in each case, under the Third Lien Subordinated Note(s), which holders of Third Lien Debt shall, in each case, be satisfactory to the Agent.

Third Lien Debt: means the aggregate principal amount of Subordinated Debt due under the Third Lien Subordinated Note(s), which principal amount, on the Restatement Effective Date is $3,509,536.50.

Third Lien Loan Documents: collectively, the Third Lien Subordinated Note(s) and each other note, agreement, instrument or other document (including each security or pledge agreement) now or hereafter delivered by an Obligor or other Person in connection with the transactions in respect of the Third Lien Subordinated Note(s), in each case, in form and substance satisfactory to the Agent, and as the same may from time to time thereafter be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified in accordance with the terms of this Agreement and the Third Lien Subordination Agreement.

Third Lien Obligations: all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Borrower or any other Obligor to the Third Lien Agent or any Third Lien Creditor, pursuant to the terms of the Third Lien Subordinated Note or any other Third Lien Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Obligor of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under section 362(a) of the Bankruptcy Code).

Third Lien Subordinated Note(s): certain secured subordinated promissory notes, made by the Borrowers in favor of the Third Lien Creditors, in form and substance, and on terms, satisfactory to the Agent, as each of the same may from time to time be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified in accordance with the terms of this Agreement and the Third Lien Subordination Agreement.

Third Lien Subordination Agreement: a subordination agreement by and among the Third Lien Creditors, the Agent on behalf of the Lenders, the ABL Revolver Agent on behalf of the ABL Revolver Lenders and the Obligors, in form and substance, and on terms (including, without limitation, full payment and lien subordination terms), satisfactory to the Agent, and as the same may from time to time thereafter be amended, restated, amended and restated, supplemented, replaced or otherwise modified with the written consent of the Agent.

Transactions: the closing of the transaction contemplated by the Loan Documents and funding of the Term Loans, the amendment of the ABL Revolver Loan Documents in a manner acceptable to the Agent, the advance of the Delayed Draw Term Loan and the refinancing of certain Third Lien Debt with the proceeds thereof and the payment of fees and expenses relating thereto.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Treaty Lender: a Lender which:

(a) is treated or whose ultimate beneficial owners are treated, as a resident or residents of a Treaty State for the purposes of the relevant Treaty; and

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected.

For the purposes of paragraph (a) above, the term “ultimate beneficial owners” includes direct and indirect holders of shares, partnership interests or membership interests in the Lender, such holders having the right to retain, use and enjoy the income received by the Lender; provided that such ultimate beneficial owners are treated as the beneficial owners of such income for the purpose of the relevant Treaty.

Treaty State: a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

Turtle Beach: as defined in the preamble to this Agreement.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code (or similar or equivalent legislation) of such jurisdiction.

UK: the United Kingdom of Great Britain and Northern Ireland.

UK Availability Reserve: has the meaning set forth in the ABL Revolver Loan Agreement as in effect on the date hereof and without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which creates additional ABL UK Availability; provided that the UK Availability Reserve shall be calculated without giving effect to the UK Term Loan Deficiency Reserve.

UK Borrower: as defined in the preamble to this Agreement.

UK Borrowing Base: on any date of determination, an amount equal to the result of (i) 95% of the Value of Eligible UK Accounts, plus (ii) the UK Inventory Formula Amount, minus (iii) the UK Availability Reserve, minus (iv) Reserves in respect of the UK Borrowing Base.

UK Borrowing Base Certificate: has the meaning given to the term “UK Borrowing Base Report” set forth in the ABL Revolver Loan Agreement as in effect on the date hereof.

UK Collateral: all Property of each UK Obligor described in any Security Document that secures the UK Obligations or UK Guaranteed Obligations and all other Property of each UK Obligor that now or hereafter secures (or is intended to secure) any UK Obligations or any UK Guaranteed Obligations.

UK Eligible Foreign Account: an Account of UK Borrower that is owed by an Account Debtor that is organized or has its principal offices or assets in a jurisdiction that has been a Participating Member State since before April 30, 2004 or otherwise approved by Agent.

UK Guaranteed Obligations: as defined in Section 11.2.

UK Guarantors: as defined in the preamble to this Agreement. On the Restatement Effective Date, the UK Guarantors are Parent, Voyetra, and VTB.

UK Guaranty: as defined in Section 11.2.1.

UK Inventory Formula Amount: the sum (without duplication) of (a) 95% of the NOLV Percentage of the Value of Eligible UK Inventory of the UK Borrower, plus (b) 95% of the NOLV Percentage of the Value of Eligible UK In-Transit Inventory of the UK Borrower.

UK Lenders: Each Lender that holds a UK Term Loan.

UK LIBOR Loan: each set of UK Term Loans, or portion thereof, funded in Sterling or Euro, and bearing interest calculated by reference to the LIBOR having a common length and commencement of Interest Period.

UK Maximum Borrowing Availability: an amount equal to the lesser of (a) the sum of (i) the aggregate UK Term Exposure, plus (ii) the result of the ABL UK Revolver Commitments then in effect (or, if such commitments have been terminated, the aggregate ABL UK Revolver Usage), and (b) the UK Borrowing Base at such time.

UK Obligations: on any date, the portion of the Obligations outstanding that are owing by any UK Obligor.

UK Obligors: UK Borrower, each UK Guarantor and each other Person that is liable for payment of any UK Obligations or that has granted a Lien in favor of Agent on its assets to secure any UK Obligations.

UK Protective Advances: as defined in Section 2.1.8(b).

UK Required Lenders: one or more UK Secured Parties holding more than 50% of the aggregate outstanding UK Term Loans; provided, however, that Term Loans held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation.

UK Non-Bank Lender: (i) each UK Lender on the Original Closing Date and (ii) with respect to a Lender that becomes a party hereto after the Original Closing Date, a Lender which gives a Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party.

UK Secured Parties: Agent, UK Lenders and any other holder of UK Obligations.

UK Security Agreement: each debenture, deed of charge or other similar agreement, instrument or document governed by the laws of England and Wales now or hereafter securing (or given with the intent to secure) any Obligations.

UK Term Exposure: with respect to any UK Lender, the outstanding principal amount of such UK Lender’s UK Term Loans.

UK Term Loan: a term loan described in Section 2.1.2 and each UK Protective Advance.

UK Term Loan Deficiency Reserve: the “UK Term Loan Deficiency Reserve” as defined in the ABL Revolver Loan Agreement as in effect on the Restatement Effective Date and without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which would make more credit available to any of the Obligors.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

US: the United States of America.

US Availability Reserve: has the meaning set forth in the ABL Revolver Loan Agreement as in effect on the date hereof and without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which creates additional ABL Availability; provided that the US Availability Reserve shall be calculated without giving effect to the US Term Loan Deficiency Reserve.

US Borrower or US Borrowers: as defined in the preamble to this Agreement.

US Borrower Agent: as defined in Section 4.4.

US Borrowing Base: on any date of determination, an amount equal to the result of (i) 95% of the Value of Eligible US Accounts, plus (ii) the US Inventory Formula Amount, plus (iii) 70% of the Appraised Value of Eligible Intellectual Property, minus (iv) the US Availability Reserve, minus (v) Reserves in respect of the US Borrowing Base, minus (vi) the Availability Block.

US Borrowing Base Certificate: has the meaning given to the term “US Borrowing Base Report” set forth in the ABL Revolver Loan Agreement as in effect on the date hereof.

US Collateral: all Property described in Section 7.1 that secures the US Obligations or US Guarantor’s Guarantor Obligations, all Property described in any Security Documents as security for any US Obligations or US Guarantor’s Guarantor Obligations, and all other Property that now or hereafter secures (or is intended to secure) any US Obligations or US Guarantor’s Guarantor Obligations.

US Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or the ABL Availability is less than 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period) or the ABL US Availability is less than 15% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period); and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed, the ABL Availability has been equal to or greater than 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period), and the ABL US Availability has been equal to or greater than 15% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period).

US Guaranteed Obligations: as defined in Section 11.1.

US Guarantors: as defined in the preamble to this Agreement and any other Guarantor that is organized under the laws of the United States.

US Guarantor Payment: as set forth in Section 5.11.3(b).

US Inventory Formula Amount: the sum (without duplication) of (a) 95% of the NOLV Percentage of the Value of Eligible US Inventory of the US Borrowers, plus (b) 95% of the NOLV Percentage of the Value of Eligible US In-Transit Inventory of the US Borrowers.

US LIBOR Loan: each set of US Term Loans bearing interest calculated by reference to the LIBOR having a common length and commencement of Interest Period.

US Lenders: Each Lender that holds a US Term Loan.

US Maximum Borrowing Availability: an amount equal to the lesser of (a) the sum of (i) the aggregate US Term Exposure, plus (ii) the result of the ABL US Revolver Commitments then in effect (or, if such commitments have been terminated, the aggregate ABL Revolver Usage), minus the Availability Block and (b) the US Borrowing Base at such time.

US Obligations: on any date, the portion of the Obligations outstanding that are owing by any US Obligor. For certainty, the US Obligations include the guarantee by the US Obligors of the UK Obligations.

US Obligors: each US Borrower, each US Guarantor and each other Person that is liable for payment of any US Obligations or that has granted a Lien in favor of Agent on its assets to secure any US Obligations.

US Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

US Protective Advances: as defined in Section 2.1.8(a).

US Required Lenders: one or more US Secured Parties holding more than 50% of the aggregate outstanding US Term Loans; provided, however, that Term Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation.

US Secured Parties: Agent, US Lenders, and any other holder of US Obligations.

US Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

US Term Exposure: with respect to any US Lender, the outstanding principal amount of such US Lender’s US Term Loans.

US Term Loan: a term loan described in Section 2.1.1, a term loan made pursuant to Section 2.1.7 and each US Protective Advance.

US Term Loan Deficiency Reserve: the “US Term Loan Deficiency Reserve” as defined in the ABL Revolver Loan Agreement as in effect on the Restatement Effective Date, and without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which would make more credit available to any of the Obligors.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

VAT: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Voting Equity Interests: the Equity Interests of any Person which entitle the holders thereof to vote for the election of the board of directors of such Person.

Voyetra: as defined in the preamble to this Agreement.

VTB: as defined in the preamble to this Agreement.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP (or IFRS as it relates to UK Obligors individually (and not on a consolidated basis)) applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Restatement Effective Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP (or, as the context may require, IFRS) if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Unless otherwise specified, all accounting terms used in each Loan Document with respect to the Obligors on a consolidated basis shall be interpreted, and all accounting determinations and computations thereunder (including under Consolidated EBITDA, Consolidated Leverage Ratio, Fixed Charge Coverage Ratio and the component definitions used in such calculations) shall be made, in accordance with GAAP, applied in a consistent manner except as otherwise specifically prescribed herein. Any change in GAAP (or, as the context may require, IFRS as it relates to UK Obligors) occurring after the date hereof that would require operating leases to be treated as capital leases shall be disregarded for the purposes of determining Debt and any financial ratio or compliance requirement contained in any Loan Document.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Certificated Securities,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Document of Title,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Intangible,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Security,” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules means, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day in the

Applicable Time; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person (acting reasonably). All determinations (including calculations of UK Borrowing Base, the US Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. UK Borrowing Base and US Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP (or, as the context may require, IFRS)). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Currency Equivalents.

1.5.1. Calculations. All references in the Loan Documents to Term Loans, Obligations, UK Borrowing Base components, US Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value, other UK Borrowing Base components and US Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.5.2. Judgments. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

SECTION 2. CREDIT FACILITIES

2.1 Term Loans.

2.1.1. US Term Loans. Each US Lender made the US Term Loans to the US Borrowers on the Original Closing Date in an aggregate amount equal to $14,000,000. On the Restatement Effective Date, such US Term Loans originally made as of the Original Closing Date remain outstanding in the aggregate principal amount of $8,235,000, which amount of US Term Loans shall continue (and be deemed to continue) in all respects as US Term Loans hereunder. Amounts repaid in respect of the US Term Loans may not be reborrowed. The US Term Loans were funded in Dollars and shall be repaid in Dollars.

2.1.2. UK Term Loans. Each UK Lender made the UK Term Loans to the UK Borrower on the Original Closing Date in an aggregate amount equal to $1,000,000. On the Restatement Effective Date, such UK Term Loans originally made as of the Original Closing Date remain outstanding in the aggregate principal amount of $1,000,000, which amount of UK Term Loans shall continue (and be deemed to continue) in all respects as UK Term Loans hereunder. Amounts repaid in respect of the UK Term Loans may not be reborrowed. The UK Term Loans were funded in Dollars and shall be repaid in Dollars.

2.1.3. Notes. Term Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, also evidencing its Term Loan(s) (including, if applicable, any Delayed Draw Term Loans made by such Lender).

2.1.4. Use of Proceeds. The proceeds of Term Loans shall be used by Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility, (b) on the Original Closing Date, to repay the principal amount of Subordinated Debt under the TBC Notes in an amount not to exceed $4,000,000, and (c) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use the proceeds of any Term Loan, nor use, lend, contribute or otherwise make available any proceeds of any Term Loan to any Subsidiary, joint venture partner or other Person, (y) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Term Loans, is the subject of Sanctions; or (z) in any manner that will result in a violation of Sanctions by any Person (including any Secured Party or other individual or entity participating in the transaction). The proceeds of the delayed Draw Term Loan shall be used by US Borrowers on or about the date of funding of the Delayed Draw Term Loan solely (a) to repay a portion of the then outstanding principal amount of the Third Lien Subordinated Notes, together with accrued and unpaid interest thereon (subject to the terms of this Agreement) and (b) for lawful corporate purposes of Borrowers, including working capital.

2.1.5. [Reserved].

2.1.6. Term Loan Deficiency Reserve. The Borrowers hereby acknowledge and agree that Agent requires that the ABL Revolver Agent impose the Term Loan Deficiency Reserve at any time subject to and in accordance with the Intercreditor Agreement.

2.1.7. Delayed Draw Term Loan. During the Availability Period, but subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Obligors contained herein, each US Term Lender having a Delayed Draw Commitment severally and not jointly agrees to make its Delayed Draw Commitment Percentage of additional US Term Loans as requested by Borrowers (such term loans, the “Delayed Draw Term Loan”) in a single drawing during the Availability Period in an aggregate amount not to exceed the aggregate Delayed Draw Commitments. No US Term Lender shall have any obligation to make a Delayed Draw Term Loan in excess of the amount of such US Term Lender’s Delayed Draw Commitment. Amounts borrowed under this Section 2.1.7 and repaid may not be reborrowed. The Delayed Draw Term Loan shall be funded and repaid in Dollars. With respect to the Delayed Draw Term Loan, the US Borrower Agent shall provide Agent with an executed Notice of Borrowing at least ten (10) Business Days prior to the date that the Delayed Draw Term Loan is requested to be funded to the US Borrowers. The minimum amount of the requested Delayed Draw Term Loan shall be $1,000,000 and shall in no event be greater than the aggregate Delayed Draw Commitments. The Delayed Draw Term Loan shall not be funded unless the following terms and conditions are satisfied or waived:

(a) each of the conditions set forth in Section 6.1 shall have been satisfied as of, and on, the funding date of the Delayed Draw Term Loan;

(b) no Default or Event of Default shall have occurred and be continuing or would result from the Delayed Draw Term Loan to be made on the funding date of the Delayed Draw Term Loan;

(c) the Borrowers shall have provided the Agent with a current Term Borrowing Base Certificate and ABL US Borrowing Base Certificate each prepared as of a date acceptable to the Agent reflecting the funding of the Delayed Draw Term Loan and, on the funding date of the Delayed Draw Term Loan, after giving effect thereto, the Aggregate US Exposure shall not exceed US Maximum Borrowing Availability;

(d) both before and immediately after the funding of the Delayed Draw Term Loan, the representations and warranties made by the Borrowers in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct in all material respects as of such earlier date), provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects; and

(e) if requested by a Lender, Borrowers shall deliver promissory note(s) (or a restated promissory note) to such Lender, evidencing its Term Loans (including the Delayed Draw Term Loan made by such Lender).

The request by the Borrowers and acceptance by the Borrowers of the proceeds of the Delayed Draw Term Loan shall be deemed to constitute, as of the date of the funding of the Delayed Draw Term Loan, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.1.7 are satisfied and (ii) a reaffirmation by each Obligor of the granting and continuance of the Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Loan Documents.

Upon each US Lender’s making of the Delayed Draw Term Loan on the funding date thereof, the Delayed Draw Commitment of such US Lender shall automatically be terminated. All references in this Agreement and the other Loan Documents to the “Term Loan”, “Term Loans”, the “US Term Loan” or the “US Term Loans” shall be deemed, unless the context otherwise requires, to mean, and include references to, both the US Term Loans described in Section 2.1.1 and the Delayed Draw Term Loan made pursuant to this Agreement.

2.1.8. Protective Advances.

(a) US Protective Advances. Agent shall be authorized, in its discretion to make advances (“US Protective Advances”) (a) if Agent deems such advances are necessary or desirable to preserve or protect US Collateral, or to enhance the collectability or repayment of US Obligations; or (b) to pay any other amounts chargeable to US Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in US Protective Advances outstanding from time to time. The US Protective Advances shall constitute “Term Loans” for all purposes under the Loan Documents, shall constitute “Obligations” and shall be secured by the Collateral. The Required Lenders may at any time revoke Agent’s authority to make further US Protective Advances. Absent such revocation, Agent’s determination that funding of a US Protective Advance is appropriate shall be conclusive.

(b) UK Protective Advances. Agent shall be authorized, in its discretion, to make advances (“UK Protective Advances”) (a) if Agent deems such advances are necessary or desirable to preserve or protect UK Collateral, or to enhance the collectability or repayment of UK Obligations; or (b) to pay any other amounts chargeable to UK Borrower under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in UK Protective Advances outstanding from time to time. The UK Protective Advances shall constitute “Term Loans” for all purposes under the Loan Documents, shall constitute “Obligations” and shall be secured by the Collateral. The Required Lenders may at any time revoke Agent’s authority to make further UK Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a UK Protective Advance is appropriate shall be conclusive.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations (including the Term Loans) shall bear interest at LIBOR for the applicable Interest Period, plus the Applicable Margin, which interest shall accrue from the Original Closing Date until paid in full by the applicable Borrower. The Delayed Draw Term Loan shall bear interest at LIBOR for the applicable Interest Period, plus the Applicable Margin, which interest shall accrue from the date of borrowing of the Delayed Draw Term Loan until paid in full by the applicable Borrower. If a Term Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Term Loan is advanced or Obligation is incurred or payable, until paid in full by US Borrowers or UK Borrower, as applicable. Interest accrued on the Term Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Term Loans being prepaid; and (iii) on the Maturity Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent reasonably determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any requested Interest Period is not available on the basis provided herein, then Agent shall immediately notify US Borrowers or UK Borrower, as applicable, of such determination and thereafter interest shall be calculated in accordance with the terms sets forth in the definition of LIBOR.

3.2 Fees.

3.2.1. Fees. Borrowers shall pay all fees set forth in the Fee Letter and the Restated Fee Letter executed in connection with this Agreement.

3.2.2. Prepayment Fee. In the event that the Borrowers prepay, or are required to prepay, the Term Loans in whole or in part (whether such prepayment is mandatory, voluntary or otherwise), including, without limitation, as a result of acceleration of the Obligations after the occurrence of an Event of Default, then, on the effective date of such prepayment, the Borrowers shall pay to Agent, for the ratable benefit of the Lenders, an amount equal to the applicable Term Loan Prepayment Fee with respect to such prepayment. All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the prepayment of any portion of the Term Loans, including, without limitation after the occurrence of any Event of Default, and result in loss to the Lenders of the use of the money due and may impede the Lenders in meetings its other financial obligations, and that, it is extremely difficult and impractical to ascertain the amount of such damages, therefore the Term Loan Prepayment Fee with respect to the amount of Term Loans so prepaid constitutes reasonable and fair compensation and liquidated damages to compensate the Lenders on account of such loss.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to US Borrower Agent by Agent or the affected Lender, as applicable. shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Obligors shall pay all Extraordinary Expenses promptly upon request. Obligors shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other reasonable and documented fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b) and (c), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All reasonable and documented legal, accounting and consulting fees shall be charged to Obligors by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transactions. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. All amounts payable by Obligors under this Section shall be due on demand.

3.5 [Reserved].

3.6 Inability to Determine Rates. If the Agent determines that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the Interest Period, (c) LIBOR does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or (d) the administrator of the LIBOR or a Governmental Authority having jurisdiction over the Term Agent has made a public statement identifying a specific date after which LIBOR (or the applicable screen rate) shall no longer be made available, or used for determining the interest rate of loans, then Agent will promptly so notify Borrowers and each Lender and thereafter interest shall be calculated as determined by the Agent in its Permitted Discretion.

3.7 Increased Costs; Capital Adequacy.

3.7.1. Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR);

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) on any Term Loan, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or interbank market any other condition, cost or expense (other than Taxes) affecting any Term Loan or Loan Document;

and the result thereof shall be to increase the cost to a Lender of maintaining any Term Loan, or continuing any interest option for a Term Loan, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender setting forth in reasonable detail the costs incurred or reduction suffered, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2. Capital Requirements. If a Lender determines that a Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Delayed Draw Commitments, Term Loans, or participations in Term Loans, to a level below that which such Lender, or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3. Interest Period Loan Reserves. If any US Lender or UK Lender, as applicable, is required to maintain reserves with respect to liabilities or assets consisting of or including deposits, US Borrowers or UK Borrowers, as applicable, shall pay additional interest to such US Lender or UK Lender, as applicable, on each Interest Period Loan equal to the costs of such reserves allocated to the Term Loan by such US Lender or UK Lender, as applicable (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Term Loan; provided, however, that if such US Lender or UK Lender notifies US Borrowers or UK Borrowers, as applicable (with a copy to Agent), of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after such Borrowers’ receipt of the notice.

3.7.4. Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender notifies US Borrower Agent of the applicable Change in Law and of such Lender’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of US Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 [Reserved].

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1 [Intentionally Omitted.]

4.2 Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations. The failure of any Lender to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Obligor) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3 [Intentionally Omitted.]

4.4 Borrower Agent. Each Borrower hereby designates Voyetra (“US Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Term Loans, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. US Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by US Borrower Agent on behalf of any US Borrower. Agent and Lenders may give any notice or communication with a US Borrower hereunder to US Borrower Agent on behalf of such US Borrower. Each of Agent and US Lenders shall have the right, in its discretion, to deal exclusively with US Borrower Agent for all purposes under the Loan Documents. Each US Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by US Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation.

4.5.1. US Obligation. The US Term Loans and other US Obligations constitute one general obligation of US Borrowers and are secured by Agent’s Lien on all US Collateral; provided, however, that Agent and each US Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.5.2. UK Obligation. The UK Term Loans and other UK Obligations constitute one general obligation of UK Borrower and are secured by Agent’s Lien on all UK Collateral; provided, however, that Agent and each UK Lender shall be deemed to be a creditor of, and the holder of a separate claim against, UK Borrower to the extent of any UK Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the Maturity Date or such earlier date on which the maturity of the Obligations is accelerated (or deemed accelerated), the Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, in each case, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Applicable Time Zone) on the due date. Any payment after such time shall be deemed made on the next Business Day. US Borrowers and UK Borrowers, as applicable agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of US Collateral or UK Collateral, as applicable, against the US Obligations or UK Obligations, as applicable, in such manner as Agent deems advisable. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees.

5.2 Repayment of Term Loans.

5.2.1. US Term Loans. Commencing on April 1, 2019, the US Borrowers shall repay to the US Lenders the aggregate principal amount of all US Term Loans outstanding on the first day of each calendar month in equal monthly amounts of $125,000.00; provided, however, that the final principal repayment installment of the US Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all US Term Loans outstanding on such date.

5.2.2. UK Term Loans. The UK Borrower shall repay to the UK Lenders the aggregate principal amount of all UK Term Loans on Maturity Date.

5.3 Mandatory Prepayments.

5.3.1. US Net Asset Disposition Proceeds. If any US Obligor receives any Net Disposition Proceeds (other than Excluded Net Proceeds), the US Obligors shall, subject to the Intercreditor Agreement, apply 100% of such amount to prepay, first, the US Term Loans and then, the UK Term Loans; provided that

(a) Net Disposition Proceeds in respect of ABL Priority Collateral may be applied as required under the ABL Revolver Loan Agreement to the extent that such proceeds are actually applied to repay the ABL Revolver Loans thereunder; and

(b) the US Obligor that received the Net Disposition Proceeds shall have the option to apply such Net Disposition Proceeds to purchase or construct Property useful in the business of such US Obligor or to repair or replace asset from which such Net Disposition Proceeds were derived so long as:

(i) the applicable US Obligor shall have given Agent written notice of such US Obligor’s intention within fifteen (15) days of receipt of such Net Disposition Proceeds;

(ii) such Net Disposition Proceeds are held in a deposit account subject to a Deposit Account Control Agreement;

(iii) the repaired or replaced Property is free of Liens, other than Liens in favor of Agent and the ABL Agent (subject to the Intercreditor Agreement) and Permitted Liens;

(iv) such US Obligor shall complete such replacement, repair, purchase or construction within 180 days after the initial receipt of such Net Disposition Proceeds; and

(v) the amount of Net Disposition Proceeds used to purchase or construct such Property pursuant to this Section 5.3.1(b) does not exceed $1,000,000 in the aggregate in any given Fiscal Year.

5.3.2. UK Net Disposition Proceeds. If any UK Obligor receives any Net Disposition Proceeds (other than Excluded Net Proceeds), the UK Obligors shall, subject to the Intercreditor Agreement, apply 100% of such amount to prepay the UK Term Loans; provided that:

(a) Net Disposition Proceeds in respect of ABL Priority Collateral may be applied as required under the ABL Revolver Loan Agreement to the extent that such proceeds are actually applied to repay the ABL Revolver Loans thereunder; and

(b) the UK Obligor that received the Net Disposition Proceeds shall have the option to apply such Net Disposition Proceeds to purchase or construct or useful in the business of such UK Obligor or to repair or replace assets from which such Net Disposition Proceeds were derived so long as:

(i) the applicable UK Obligor shall have given Agent written notice of such US Obligor’s intention within fifteen (15) days of receipt of such Net Disposition Proceeds;

(ii) such Net Disposition Proceeds are held in a deposit account subject to a Deposit Account Control Agreement;

(iii) the repaired or replaced Property is free of Liens, other than Liens in favor of Agent and the ABL Agent (subject to the Intercreditor Agreement) and Permitted Liens;

(iv) such UK Obligor shall complete such replacement, repair, purchase or construction within 180 days after the initial receipt of such Net Disposition Proceeds; and

(v) the amount of Net Disposition Proceeds used to purchase or construct such Property pursuant to this Section 5.3.2(b) does not exceed $200,000 in any given Fiscal Year.

5.3.3. US Borrowing Base. If at any time, the Aggregate US Exposure exceeds US Maximum Borrowing Availability then in effect, then (a) until the Discharge of Applicable ABL Priority Obligations, the US Borrowers shall immediately prepay first, the ABL US Revolver Loans and, then, the US Term Loans and (b) thereafter, the US Borrowers shall immediately prepay the US Term Loans, in each case in an amount to eliminate such excess. Each prepayment of US Term Loans under this Section 5.3.3 shall be applied to the principal repayment installments of the US Term Loan in inverse order of maturity, including, without limitation, the final principal repayment installment on the Maturity Date.

5.3.4. UK Borrowing Base. If at any time, the Aggregate UK Exposure exceeds UK Maximum Borrowing Availability then in effect, then (a) until the Discharge of Applicable ABL Priority Obligations, the UK Borrower shall immediately prepay first, the ABL UK Revolver Loans and then, the UK Term Loans, and (b) thereafter, the UK Borrower shall immediately prepay the UK Term Loans, in each case in an amount to eliminate such excess. Each prepayment of UK Term Loans under this Section 5.3.4 shall be applied to the principal repayment installments of the UK Term Loan in inverse order of maturity, including, without limitation, the final principal repayment installment on the Maturity Date.

5.3.5. [Reserved].

5.3.6. Interest and Term Loan Prepayment Fee. For certainty, each prepayment of the Term Loans under this Section 5.3 shall be accompanied by accrued interest and the Term Loan Prepayment Fee with respect to the principal amount of Term Loans being prepaid.

5.4 Payment of Other Obligations. Obligations other than Term Loans, including Extraordinary Expenses, shall be paid by the applicable Obligor as provided in the Loan Documents or, if no payment date is specified, promptly upon demand therefor.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of an Obligor is made to Agent or any Lender, or if Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6 Application and Allocation of Payments.

5.6.1. Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion.

5.6.2. Post-Default Allocation for US Obligations. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the US Obligations, whether arising from payments by US Obligors, realization on US Collateral, setoff or otherwise, shall be allocated as follows:

(a) FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) SECOND, to all amounts owing to Agent on US Protective Advances and US Term Loans and participations in the foregoing that a Defaulting Lender has failed to settle or fund;

(c) THIRD, to all US Obligations constituting fees, indemnification, costs or expenses owing to US Lenders;

(d) FOURTH, to all US Obligations constituting interest on the US Term Loans;

(e) FIFTH, to all US Obligations constituting principal on the US Term Loans; and

(f) LAST, to all remaining US Obligations, including Obligations of US Guarantors.

Amounts shall be applied to payment of each category of US Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding US Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities among US Secured Parties, and may be changed by agreement of the affected US Secured Parties, without the consent of any US Obligor. This Section is not for the benefit of or enforceable by any US Obligor, and each US Borrower irrevocably waives the right to direct the application of any payments or US Collateral proceeds subject to this Section.

5.6.3. Post-Default Allocation for UK Obligations. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the UK Obligations, whether arising from payments by UK Obligors, realization on UK Collateral, setoff or otherwise, shall be allocated as follows:

(a) FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) SECOND, to all amounts owing to Agent on UK Protective Advances, and UK Term Loans and participations in the foregoing that a Defaulting Lender has failed to settle or fund;

(c) THIRD, to all UK Obligations constituting fees, indemnification, costs or expenses owing to UK Lenders;

(d) FOURTH, to all UK Obligations constituting interest on the UK Term Loans;

(e) FIFTH, to all UK Obligations constituting principal on the UK Term Loans; and

(f) LAST, to all remaining UK Obligations.

(g) Amounts shall be applied to payment of each category of UK Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding UK Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities among UK Secured Parties, and may be changed by agreement of the affected UK Secured Parties, without the consent of any UK Obligor. This Section is not for the benefit of or enforceable by any UK Obligor, and each UK Borrower irrevocably waives the right to direct the application of any payments or UK Collateral proceeds subject to this Section.

5.6.4. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7 Reserved.

5.8 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes. For purposes of this Section 5.9, the term “Applicable Law” includes FATCA.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) Any and all payments by any Obligor or on account of any Obligation under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2. Payment of Other Taxes. Each Obligor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3. Tax Indemnification.

(a) Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Obligors by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.9.4. Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to US Borrower Agent or UK Borrower, as applicable, or US Borrower Agent or UK Borrower, as applicable, shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent, US Borrower Agent or UK Borrower, as applicable.

5.9.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority, but only to the extent that such amount would constitute an Indemnified Tax payable to such Recipient pursuant to Section 5.9.3. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6. Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10 Lender Tax Information.

5.10.1. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Agent, at the time or times reasonably requested by the Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2. Documentation. Without limiting the foregoing, if any Borrower is a US Person,

(a) Any Lender that is a US Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from US federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of US federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“US Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a US Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and’

(d) if payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3. Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11 Nature and Extent of Each US Borrower’s Liability.

5.11.1. Joint and Several Liability. Each US Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and US Lenders the prompt payment and performance of, all US Obligations. Each US Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the US Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any US Obligations or Loan Document, or any other document, instrument or agreement to which any US Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any US Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any US Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any US Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the US Obligations.

5.11.2. Waivers.

(a) Each US Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or US Lenders to marshal assets or to proceed against any US Obligor, other Person or security for the payment or performance of any US Obligations before, or as a condition to, proceeding against such US Borrower. Each US Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of US Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of US Obligations as long as it is a US Borrower. It is agreed among each US Borrower, Agent and US Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and US Lenders would decline to make US Term Loans. Each US Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and US Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon US Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any US Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any US Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each US Borrower consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any US Borrower might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any US Lender to seek a deficiency judgment against any US Borrower shall not impair any other US Borrower’s obligation to pay the full amount of the US Obligations. To the extent permitted under Applicable Law, each US Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for US Obligations, even though that election of remedies destroys such US Borrower’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, Agent may bid US Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the US Obligations. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the US Collateral, and the difference between such bid amount and the remaining balance of the US Obligations shall be conclusively deemed to be the amount of the US Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any US Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each US Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such US Borrower is primarily liable, as described in clause (c) below, and (ii) such US Borrower’s Allocable Amount.

(b) If any US Borrower makes a payment under this Section 5.11 of any US Obligations (other than amounts for which such US Borrower is primarily liable) (a “US Guarantor Payment”) that, taking into account all other US Guarantor Payments previously or concurrently made by any other US Borrower, exceeds the amount that such US Borrower would otherwise have paid if each US Borrower had paid the aggregate US Obligations satisfied by such US Guarantor Payments in the same proportion that such US Borrower’s Allocable Amount bore to the total Allocable Amounts of all US Borrowers, then such US Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other US Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such US Guarantor Payment. The “Allocable Amount” for any US Borrower shall be the maximum amount that could then be recovered from such US Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Sections 5.11.3(a) and 5.11.3(b) shall not limit the liability of any Borrower to pay or guarantee Term Loans made directly or indirectly to it (including Term Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4. Joint Enterprise. Each US Borrower has requested that Agent and US Lenders make this credit facility available to US Borrowers on a combined basis, in order to finance US Borrowers’ business most efficiently and economically. US Borrowers’ business is a mutual and collective enterprise, and the successful operation of each US Borrower is dependent upon the successful performance of the integrated group. US Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each US Borrower and ease administration of the facility, all to their mutual advantage. US Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to US Borrowers and at US Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

5.12 United Kingdom Tax Matters.

(a) The provisions of this Section 5.12 shall only apply in respect of any UK Borrower or any other Borrower to the extent only that it makes a payment of interest that is treated as having a UK source for UK tax purposes (a “Relevant Borrower”), and in respect of any such UK Borrower the provisions of Sections 5.9, 5.10 and 5.11 shall not apply.

(b) Tax gross-up.

(i) Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii) A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the Relevant Borrower.

(iii) If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(v) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vi) A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction; provided that (1) a failure to co-operate shall not relieve the Relevant Borrower of its obligation to pay any additional amount in accordance with clause (b)(iii) above and (2) the Agent or Treaty Lender shall have no liability to the Relevant Borrower for failure or delay to do so in good faith.

(vii) Nothing in clause (b)(vi) above shall require a Treaty Lender to:

(1) register under the HMRC DT Treaty Passport scheme;

(2) apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(3) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause (b)(x) or clause (f)(i) and the Relevant Borrower making that payment has not complied with its obligations under clause (b)(xi) or clause (f)(ii).

(viii) A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Borrower by entering into this Agreement.

(ix) A UK Non-Bank Lender shall promptly notify the Relevant Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.

(x) A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) by notifying the UK Borrower of its scheme reference number and its jurisdiction of tax residence.

(xi) Where a Lender notifies the UK Borrower as described in clause (b)(xi) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(xii) If clause (b)(xi) above applies but:

(1) that UK Borrower’s form DTTP2 has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the UK Borrower’s filing,

and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction; provided that (x) failure to co-operate shall not relieve the UK Borrower of its obligation to pay any additional amount in accordance with clause (b)(iii) above and (y) Agent or Treaty Lender shall have no liability to the UK Borrower for failure to do so in good faith.

(xiii) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (b)(x) or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance.

(c) Tax indemnity.

(i) The UK Borrower shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (c)(i) above shall not apply:

(1) with respect to any Taxes assessed on a Lender

a. under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

b. under the law of the jurisdiction in which such Lender’s Facility Office is located in respect of amounts received or receivable in such jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(2) to the extent a loss, liability or cost is compensated for by an increased payment under Section 5.12(b)(iii).

(iii) A Lender making, or intending to make a claim under Section 5.12 (c)(i) shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the UK Borrower.

(iv) A Lender shall, on receiving a payment from the UK Borrower under this clause (c), notify Agent.

(d) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) such Lender has obtained, utilized and retained that Tax Credit, such Lender shall pay an amount to the Relevant Borrower which such Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e) Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a Treaty Lender); or

(iii) a Treaty Lender.

(f) HMRC DT Treaty Passport Scheme Confirmation.

(i) A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(ii) Where an Assignment and Acceptance includes the indication described in clause (f)(i) above in the relevant Assignment and Acceptance each Relevant Borrower which is a Party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(iii) If clause (f)(ii) above applies but:

(1) that UK Borrower’s form DTTP2 has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the UK Borrower’s filing,

(3) and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction; provided that (A) failure to co-operate shall not relieve the UK Borrower of its obligation to pay any additional amount in accordance with clause 5.12(b)(iii) and (B) Agent or Treaty Lender shall no liability to the UK Borrower for failure or delay to do so in good faith.

(g) Stamp Taxes. The Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

(h) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 5.12(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v) Except as otherwise expressly provided in Section 5.12(h), a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.12(h) means a determination made in the absolute discretion of the person making the determination.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Term Loans. Each Lender shall not be required to fund any requested Term Loan or otherwise extend credit to any Borrower hereunder, until the date (“Restatement Effective Date”) that each of the following conditions has been satisfied, subject to Section 6.2 below:

(a) Each Loan Document required to be executed on the Restatement Effective Date shall have been duly executed and delivered to Agent by each of the signatories thereto, shall be in form and substance reasonably satisfactory to Agent, and each Obligor shall be in compliance with all terms thereof. The Agent shall have received the an amendment and restatement of the Existing ABL Revolver Loan Agreement in the form of the ABL Revolver Loan Agreement, which shall be in form and substance reasonably satisfactory to the Agent, together with any other material documents, instruments and agreements to be entered by the Borrowers into in connection with such amendment.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Parent (i) certifying that, after giving effect to the Restatement Effective Date, (A) the Obligors and their Subsidiaries, on a consolidated basis, are Solvent; (B) no Default or Event of Default exists; (C) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, in all material respects on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct in all material respects as of such earlier date), provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects; and (D) each Obligor has complied with all agreements and conditions to be satisfied by it on the Restatement Effective Date under the Loan Documents to which such Obligor is a party; (ii) certifying that, either (A) to the extent not previously delivered, attaching copies of all consents, licenses and approvals required in connection with the consummation by each Obligor of the Transactions on the Restatement Effective Date, the execution, delivery and performance by each Obligor and/or the validity against each Obligor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consent, licenses or approvals are so required; (iii) certifying that the copies of the material ABL Revolver Loan Documents, the TBC Notes and the material Third Lien Loan Documents delivered to the Agent on the Restatement Effective Date are true, complete and correct copies and (iv) certifying that the conditions set forth in this Section 6.1 are satisfied.

(d) Agent shall have received a certificate of a duly authorized officer of each Obligor (or a director in the case of a UK Borrower), certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (of, in the case of a UK Borrower, its board of directors and all the holders of its Equity Interests) authorizing execution and delivery of the Loan Documents to which it is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the applicable Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent shall have received a written opinion in form and substance reasonably satisfactory to Agent from (i) Dechert LLP, principal legal counsel to the Obligors, (ii) Snell & Wilmer, Nevada counsel to the Obligors, and (iii) Morgan, Lewis & Bockius LLP, legal counsel to the Agent and Lenders as to English law.

(f) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction). Agent shall have received good standing certificates for each Obligor other than UK Borrower, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(g) (i) Since December 31, 2016, there shall not have occurred any Material Adverse Effect and (ii) there shall be no actions, suits, investigations, proceedings, claims or disputes pending or threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Obligor or any of its Subsidiaries, or against any of their properties or revenues that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (B) involve any of the Loan Documents.

(h) (i) No Default or Event of Default shall have occurred and be continuing or shall result after giving effect to the making of the Term Loans and (ii) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct in all material respects as of such earlier date), provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects.

(i) Agent shall have received Borrowing Base Certificates, each prepared as of February 23, 2018. Upon giving effect to the Transactions on the Restatement Effective Date as well as any payables stretched beyond their customary payment practices, ABL Availability shall be at least $10,000,000 (after giving effect to the Availability Block).

(j) (i) US Borrowers shall have paid all fees and expenses to be paid to Agent and US Lenders on the Restatement Effective Date; and (ii) UK Borrower shall have paid all fees and expenses to be paid to Agent and UK Lenders on the Restatement Effective Date.

Without limiting the generality of Section 13.1.4, for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

6.2 Post-Restatement Effective Date Conditions. Each Obligor agrees to comply with each of the covenants contained in Schedule 6.2 on or before the time periods prescribed therein.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest in US Collateral. To secure the prompt payment and performance of all US Obligations, each US Obligor hereby (I) ratifies, restates and confirms the continuing security interest granted in favor of the Agent, for the benefit of the Secured Parties pursuant to the Existing Term Loan Agreement and (II) grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such US Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property (except any “intent to use” trademark or service mark applications for which a statement of use or amendment to allege use has not been filed and accepted by the United States Patent and Trademark Office (but only until such statement of use or amendment to allege use is filed and accepted by the United States Patent and Trademark Office));

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a US Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any US Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing, no security interest is granted in or Lien granted upon any Excluded Assets.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of its applicable Obligations, each US Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such US Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Deposit Account shall be subject to a Deposit Account Control Agreement. Each US Obligor hereby authorizes and directs each bank or other depository to deliver to the account designated in such Deposit Account Control Agreement, upon request, all balances in any Deposit Account maintained for such US Obligor, without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Obligors, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each US Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent and the ABL Revolver Agent (and subject to the terms of the Intercreditor Agreement), and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3 Real Estate Collateral. If any US Obligor acquires any Material Real Estate hereafter, following the request of the Agent, such US Obligor shall, within 90 days (or such later date agreed by the Agent), execute, deliver and record a Mortgage sufficient to create a first priority Lien (subject to the Intercreditor Agreement and Permitted Liens described in clause (h) of Section 10.2.2) in favor of Agent on such Material Real Estate, and shall deliver all Related Real Estate Documents. If any UK Obligor acquires any Real Estate owned in fee with a fair market value of $1,000,000 or more, as reasonably determined by US Borrower Agent in good faith, following the request of the Agent, such UK Obligor shall, within 90 days (or such later date agreed by the Agent), execute and deliver the documentation and/or take perfection steps with respect to such Real Property of the type contemplated by Section 9.7 of the Debenture dated 22 July 2015 (as amended, restated supplemented or otherwise modified from time to time) entered into between the UK Borrower and the Agent (or the equivalent to the extent applicable in the applicable jurisdiction)..

7.4 Other Collateral.

7.4.1. Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any US Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claims in excess of $100,000, and upon the request of the Agent, shall take such commercially reasonable actions as Agent deems necessary to subject such claim to a duly perfected, first priority Lien (subject to Permitted Liens) in favor of Agent.

7.4.2. Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Original Closing Date, any U.S. Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, registered Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such commercially reasonable actions as Agent reasonably deems necessary and appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, subject only to the Lien in favor of the ABL Revolver Agent and subject to the Intercreditor Agreement, including using commercially reasonable efforts to obtain any appropriate possession (subject to the terms of the Intercreditor Agreement), control agreement or Lien Waiver. If any Collateral owed by a US Obligor is in the possession of a third party, at Agent’s reasonable request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent, subject to the terms of the Intercreditor Agreement.

7.5 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.6 Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such US Obligor, or words to similar effect, and ratifies any action taken by Agent before the Restatement Effective Date to effect or perfect its Lien on any Collateral. Promptly following request, Obligors shall deliver such instruments and agreements, and shall take such commercially reasonable further actions, as Agent in its Permitted Discretion reasonably deems necessary and appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Notwithstanding any of the forgoing, the Loan Documents shall not require the creation or perfection or any pledges of, Liens on or security interests in, or the delivery of particular documents with respect to, particular assets if and for so long as the Agent determines in its Permitted Discretion that the burden or cost of creating or perfecting such pledges, Liens or security interest in such assets shall outweigh the benefit of the security afforded thereby.

7.7 Foreign Subsidiary Stock. Notwithstanding anything herein to the contrary, in no event shall the US Collateral include or the Lien granted under Section 7.1 hereof (a) attach to any of the Excluded Equity Interests, or (b) include any assets of a Foreign Subsidiary.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates.

8.1.1. Term Borrowing Base Certificate. By the Reporting Trigger Date, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Term Borrowing Base Certificate prepared as of the close of business of the previous week or month, as applicable, and at such other times as Agent may reasonably request in its Permitted Discretion. All calculations in any Term Borrowing Base Certificate shall originally be made by Obligors and certified by a Senior Officer, provided that Agent may from time to time in its Permitted Discretion review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the

Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve, Reserves, or the Availability Block.

8.1.2. ABL Borrowing Base Certificates. By the Reporting Trigger Date, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) the ABL Borrowing Base Certificates prepared as of the close of business of the previous week or month, as applicable, and at such other times as Agent may reasonably request in its Permitted Discretion. All calculations in any ABL Borrowing Base Certificate (including of ABL Availability, ABL UK Availability and ABL US Availability) shall originally be made by Obligors and certified by a Senior Officer, provided that until the Full Payment (as defined in the ABL Revolver Loan Agreement as in effect on the date hereof) of ABL Revolver Obligations and the termination of the ABL Revolver Commitments, the ABL Revolver Agent (subject to the limitations set forth in the Intercreditor Agreement and, with respect to the Term Loan Deficiency Reserve, in accordance with any notice provided by the Agent under the Intercreditor Agreement) may from time to time in its Permitted Discretion review and after consultation with the Borrowers adjust (and after such Full Payment, the Agent may review and adjust) any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement, as set forth in the ABL Revolver Loan Agreement or does not accurately reflect the Availability Reserve, the UK Availability Reserve, the US Availability Reserve, the Term Loan Deficiency Reserve, the UK Term Loan Deficiency Reserve, or the US Term Loan Deficiency Reserve, or the “Temporary Availability Block” (as such term is defined in the ABL Revolver Loan Agreement as in effect on the date hereof) whether as required hereunder or in connection with the ABL Revolver Loan Agreement.

8.2 Accounts.

8.2.1. Records and Schedules of Accounts. Each Obligor shall keep materially accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Obligor shall also provide to Agent, on or before the Reporting Trigger Date, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any responsible officer of an Obligor has knowledge thereof.

8.2.2. Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time following notice to the Obligors (which notice shall not be required if a Default or Event of Default exists), in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate with Agent in an effort to facilitate and promptly conclude any such verification process. Agent agrees that unless a Default or Event of Default exists, it will only conduct such verifications in connection with an audit or field exam which is being conducted at the same time.

8.2.4. Maintenance of Dominion Account, Etc. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent, provided that lockboxes shall not be required in the UK or any other jurisdiction where lockboxes are not available. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer, Dominion Account bank and Term Loan Priority Collateral Account bank, establishing Agent’s and ABL Revolver Agent’s control over and Lien in the lockbox, Dominion Account or Term Loan Priority Collateral Account (which with respect to the Dominion Account of US Borrowers may be exercised by Agent or ABL Revolver Agent, subject to the Intercreditor Agreement, during any US Dominion Trigger Period), requiring immediate deposit of all remittances received in the lockbox to a Dominion Account (other than as provided in the last sentence of this Section 8.4.2), and waiving offset rights of such servicer or bank, except for customary administrative charges. Dominion Accounts of UK Borrowers shall be under the dominion and control of the ABL Revolver Agent or, if the ABL Revolver Obligations have been paid off, the Agent. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Upon the occurrence and during the continuance of an Event of Default, at the request of the Agent, the Obligors shall segregate the proceeds of all Term Loan Priority Collateral and deposit the proceeds of all Term Loan Priority Collateral in the Term Loan Priority Collateral Account.

8.2.5. Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account) or, if applicable, the Term Loan Priority Collateral Account. If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account or, if applicable, the Term Loan Priority Collateral Account.

8.3 Inventory.

8.3.1. Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory in all material respects, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on a monthly basis by the 15th day of each month. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.

8.3.2. Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Protective Advance exists or would result therefrom; (c) Agent is promptly notified if the aggregate amount of all Inventory returned in any month to UK Borrower exceeds 10% of the UK Borrower’s gross revenue (as measured by UK Borrower using the methodology in place on the Restatement Effective Date) or US Borrower exceeds 10% of the US Borrower’s gross revenue (as measured by US Borrower using the methodology in place on the Restatement Effective Date); and (d) any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations, subject to the terms of the Intercreditor Agreement.

8.3.3. Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA (if applicable). No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Equipment.

8.4.1. Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records in all material respects of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. During the existence of an Event of Default, promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2. Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment used or useful in the business of such Obligor, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens.

8.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound in all material respects, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Obligor shall permit any Equipment to become affixed to real Property unless such Obligor uses its commercially reasonable efforts to have the applicable landlord or mortgagee deliver a Lien Waiver.

8.5 Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors on the Restatement Effective Date, including all Dominion Accounts. To the extent not already established, each Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits or similar fiduciary accounts for the benefit of third parties, or an account containing not more than $10,000 at any time, “Excluded Accounts”). Each Obligor shall be the sole account holder of each Deposit Account (other than Excluded Accounts) and shall not allow any other Person (other than Agent and ABL Revolver Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent (which shall not be unreasonably withheld or delayed), will promptly amend or supplement Schedule 8.5 to reflect same. Upon the occurrence and during the continuance of an Event of Default, upon the request of the Agent, the Obligors shall establish and maintain one or more separate Term Loan Priority Collateral Accounts, which account(s) shall be subject to the control of the Agent and subject to a Deposit Account Control Agreement.

8.6 Administration of Equity Interests and Instruments.

8.6.1. Certificated Security.

(a) Schedule 8.6.1 sets forth all Equity Interests owned by each Obligor to the extent included in the Collateral on the Restatement Effective Date.

(b) With respect to any such Equity Interest (other than Excluded Equity Interests) that constitutes Certificated Securities, each Obligor shall deliver to Agent any and all certificates evidencing such Certificated Securities duly endorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC or other Applicable Law), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to Agent or in blank.

(c) With respect to any such Equity Interests (other than Excluded Equity Interests) that is uncertificated, each Obligor shall deliver to Agent any and all control agreements and other documents requested by Agent in order to have control over and to perfect Agent’s Lien on such Equity Interest.

(d) Each Obligor shall promptly notify Agent of any change to Schedule 8.6.1 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 8.6.1 to reflect same, which consent shall not be required if the Schedule is being amended to reflect the consummation of a Permitted Acquisition.

8.6.2. Instruments.

(a) Schedule 8.6.2 sets forth all debt securities issued to each Obligor to the extent included in the Collateral on the Restatement Effective Date. With respect to any such debt securities that constitute an Instrument, each Obligor shall deliver to Agent all such Instruments to Agent duly indorsed in blank.

(b) Each Obligor shall promptly notify Agent of any change to Schedule 8.6.2 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 8.6.2 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional debt securities.

8.7 Administration of Investment Property.

8.7.1. Registration in Nominee Name; Denominations. Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion), after the occurrence and during the continuance of an Event of Default to hold any Equity Interests which are included in the Collateral in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the relevant Obligor, endorsed or assigned in blank or in favor of Agent. Each Obligor will promptly give to Agent copies of any material notices or other communications received by them with respect to such Collateral registered in the name of the relevant Obligor. Agent shall have the right after the occurrence and during the continuance of an Event of Default to exchange the certificates registered in its name representing such pledged Equity Interests for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

8.7.2. Voting Rights; Dividends and Interest, etc.

(a) Unless and until an Event of Default shall have occurred and be continuing:

(i) Each Obligor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Equity Interests or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Document; and

(ii) Each Obligor shall be entitled to receive and retain any and all cash dividends, interest and principal paid on the Equity Interests included in Collateral. All noncash dividends, interest and principal, and all dividends, interest and principal paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Equity Interests included in the Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of the issuer of any Equity Interests included in the Collateral or received in exchange for such Collateral or any part thereof, or in redemption thereof, or as a result of any merger, amalgamation, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Obligor, shall not be commingled by such Obligor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of Agent and shall be forthwith delivered to Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, and upon prior written notice from Agent to any Obligor, all rights of such Obligor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to clause (a)(i) of this Section shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers in a manner not inconsistent with the terms of this Agreement or the other Loan Documents, provided that, unless otherwise directed by the Required Lenders, Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Obligors to exercise such rights. After all Events of Default have been cured or waived, such Obligor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(c) Upon the occurrence and during the continuance of an Event of Default, and after written notice from Agent to any Obligor, all rights of such Obligor to dividends, interest or principal that such Obligor is authorized to receive pursuant to paragraph (a)(ii) above shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest or principal. All dividends, interest or principal received by an Obligor contrary to the provisions of this Section shall be held in trust for the benefit of Agent, shall be segregated from other property or funds of such Obligor and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by Agent pursuant to the provisions of this paragraph (c) shall be retained by Agent in an account to be established by Agent upon receipt of such money or other property and shall be applied to the Obligations as set forth herein (subject to the provisions of the Intercreditor Agreement).

8.8 Administration of Letter of Credit Rights. Schedule 8.8 sets forth all letters of credit with a stated amount in excess of $500,000 to which such Obligor has rights as of the Restatement Effective Date. If any Obligor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Obligor, with a stated amount in excess of $500,000, such Obligor shall promptly notify Agent thereof and, at the reasonable request and option of Agent, such Obligor shall use commercially reasonable efforts, pursuant to an agreement in form and substance reasonably satisfactory to Agent to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Agent of the Proceeds of any drawing under the letter of credit, agreeing that the proceeds of any drawing under the letter of credit are to be paid to the applicable Obligor unless an Event of Default has occurred or is continuing. Each Obligor shall promptly notify Agent of any change to Schedule 8.8 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 8.8 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional letters of credit with a stated amount in excess of $500,000.

8.9 General Provisions.

8.9.1. Location of Collateral. All tangible items of Collateral consisting of Inventory and Equipment, other than Inventory in transit and mobile goods, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.9.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move US Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.9.2. Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws or shall otherwise by satisfactory to all Lenders. Subject to the Intercreditor Agreement, all proceeds of Term Loan Priority Collateral under each policy shall be payable to the Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee and/or additional insured, as applicable; (ii) requiring 10 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, following delivery thereof, copies of all material reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent, subject to the Intercreditor Agreement, shall be authorized to settle, adjust and compromise such claims.

8.9.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.9.4. Defense of Title. Each Obligor shall use commercially reasonable efforts to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.10 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights under or with respect to any Investment Property; and (xiii) take all other actions as Agent acting in its Permitted Discretion, deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

8.11 Intellectual Property.

8.11.1. Upon the request of Agent, in order to facilitate filings with the United States Patent and Trademark Office (together with any successor agency, the “PTO”), the United States Copyright Office or any similar foreign office or agency (including, without limitation, under the Patent Cooperation Treaty or any similar treaty relating to Intellectual Property) , each US Obligor shall execute and deliver to Agent one or more IP Security Agreements or such other documents, agreements or instruments, in each case in form and substance reasonably satisfactory to the Agent, to establish or further evidence Agent’s perfected and enforceable Lien on such Obligor’s Intellectual Property, and the General Intangibles of such Obligor relating thereto or represented thereby;

8.11.2. Each Obligor shall have the duty, with respect to Intellectual Property that is owned by such Obligor and that is necessary in or material to the conduct of such Obligor’s business, to protect and diligently enforce and defend at such Obligor’s expense such Intellectual Property, including, subject to the Obligor’s exercise, in good faith, of its reasonable business judgment (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Obligor’s trademarks, patents, copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Obligor who were materially involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Obligor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in or material to the conduct of such Obligor’s business. Each Obligor hereby agrees to take the steps described in this Section 8.11.2 with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in or material to the conduct of such Obligor’s business;

8.11.3. Obligors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Obligor. Without limiting the generality of this Section 8.11.3, Obligors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all reasonable expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall constitute Obligations hereunder;

8.11.4. [Reserved].

8.11.5. On each date on which a Compliance Certificate is to be delivered pursuant to this Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent) each Obligor shall provide Agent with a written report of all new or acquired: (i) patents, trademarks or copyrights that are registered or the subject of pending applications for registration; (ii) all Intellectual Property Licenses that are material to the conduct of such Obligor’s business; and (iii) all statements of use or amendment to allege use with respect to intent-to-use trademark applications, in the case of (i) and (ii) that were acquired, registered, or for which applications for registration were filed by any Obligor since the date of the last Compliance Certificate, and in the case of (iii) that were filed by any Obligor since the date of the last Compliance Certificate. Each Obligor shall continue to register or not register, as the case may be, its patents, copyrights, trademarks and Intellectual Property Licenses in accordance with its historical practices as they existed as of the Original Closing Date. In the case of such registrations or applications therefor, that were acquired by any Obligor since the date of the last Compliance Certificate, each such Obligor shall file the necessary documents, if applicable, with the appropriate Governmental Authority identifying the applicable Obligor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property. In each of the foregoing cases, the applicable Obligor shall within fifteen (15) Business Days cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such new or acquired patent, trademark and copyright registrations and applications therefor (with the exception of trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and Intellectual Property Licenses as being subject to the security interests created thereunder;

8.11.6. Upon receipt from the United States Copyright Office of notice of registration of any copyright, each Obligor shall promptly (but in no event later than fifteen (15) Business Days following such receipt) notify (but without duplication of any notice required by Section 8.11.4 or Section 8.11.5) Agent of such registration by delivering, or causing to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such copyright. If any Obligor acquires from any Person any copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Obligor shall promptly (but in no event later than fifteen (15) Business Days following such acquisition) notify Agent of such acquisition and deliver, or cause to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such copyright. In the case of such copyright registrations or applications therefor which were acquired by any Obligor, each such Obligor shall promptly (but in no event later than fifteen (15) Business Days following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Obligor as the owner (or as a co-owner thereof, if such is the case) of such copyrights; and

8.11.7. Each Obligor shall take such commercially reasonable steps necessary to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Obligor’s business, including, as applicable (A) protecting the secrecy and confidentiality of its material confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements; (B) taking actions reasonably necessary to ensure that no material trade secret falls into the public domain, except where, in the exercise of its reasonable business judgment, an Obligor determines that it is appropriate to allow a trade secret to fall into the public domain; and (C) protecting the secrecy and confidentiality of the source code of all software programs that are material to the conduct of such Obligor’s business of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions.

8.11.8. At the request of the Agent, the Obligors shall use commercially reasonable efforts to permit the grant of a security interest in (and after the occurrence of an Event of Default, the assignment of) Intellectual Property Licenses (and all rights of Obligor thereunder) that are material to the conduct of the business to Agent (and any transferees of Agent).

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Term Loans, each Obligor represents and warrants that:

9.1.1. Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except (a) as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (b) Section 8.10 may be unenforceable under English law with respect to UK Borrower.

9.1.4. Capital Structure. As of the Restatement Effective Date, Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization or incorporation, authorized and issued Equity Interests, holders of its Equity Interests (other than the holders of the Equity Interests of Parent), and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five (5) years preceding the Restatement Effective Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. As of the Restatement Effective Date, there are no outstanding purchase options (excluding such options with respect to the Equity Interests of Parent), warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary, except as disclosed on Schedule 9.1.4. Borrowers will amend and/or supplement Schedule 9.1.4 from time to time to reflect changes thereto as a result of a Permitted Acquisition or other transaction permitted hereunder or otherwise with the consent of Agent, which consent shall not be unreasonably withheld or delayed.

9.1.5. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. As of the Restatement Effective Date, no Real Estate subject to a Mortgage is located in a special flood hazard zone, except as disclosed on Schedule 9.1.5. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or other applicable law, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent (or in the case of a jurisdiction other than the US, the equivalent solvency or insolvency standard), is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with the applicable GAAP, and fairly present in all material respects the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated and, for unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2016, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement when taken as a whole not materially misleading. It being understood that (A) projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Obligors’ control, (B) actual results may differ materially from the projections and such variations may be material and (C) the projections are not a guarantee of performance. Obligors and their Subsidiaries are Solvent on a consolidated basis.

9.1.8. Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Taxes. Each Obligor and Subsidiary has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for all material Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any material Intellectual Property of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim in an amount exceeding $500,000 in the aggregate, with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). No Obligor has received any written notice or other communication of any actual or alleged infringement or misappropriation of any Intellectual Property rights of any Person, except where such infringement is not material. Except as disclosed on Schedule 9.1.11 and other than license agreements for commercially available off-the-shelf software that is generally available to the public, as of the Restatement Effective Date, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All registered Intellectual Property owned or exclusively licensed by, or otherwise subject to any exclusive interests of, any Obligor or Subsidiary is shown on Schedule 9.1.11. Borrowers may update Schedule 9.1.11 with the consent of Agent which shall not be unreasonably withheld.

9.1.12. Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law, except where noncompliance could reasonably be expected to result in a Material Adverse Effect. No inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, or as could not reasonably be expected to result in a Material Adverse Effect, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice that could reasonably be expected to result in a Material Adverse Effect. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to result in a Material Adverse Effect.

9.1.15. Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any material Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties or financial condition, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect to any Obligor or Subsidiary. Except as shown on such Schedule (as supplemented from time to time to add Commercial Tort Claims), no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). Except where such default could reasonably be expected to have a Material Adverse Effect or where such default results in a monetary obligation to an Obligor (not covered by insurance) in excess of $1,000,000, no Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money in excess of $2,000,000. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18. ERISA. Except as would not reasonably be expected, whether taken individually or in the aggregate, to have a Material Adverse Effect:

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and nothing has occurred which would prevent, or cause the loss of, such qualification. Except where such default would not be reasonably expected to have a Material Adverse Effect, each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Pension Plan.

(b) (b) There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, Pension Plan or Multiemployer Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan or Multiemployer Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan or Multiemployer Plan.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) with applicable regulatory authorities.

(e) Except as would not be reasonably expected to have a Material Adverse Effect, UK Borrower is not nor has at any time been (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act (1993)(UK)) or (B) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004(UK)) of such an employer.

(f) Except where it would not be reasonably expected to have a Material Adverse Effect, UK Borrower has not been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme.

9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any material customer or supplier, (or any group of customers or suppliers), that, in each case, who individually or in the aggregate are material to the business of such Obligor or Subsidiary taken as a whole. There exists no condition or circumstance that could reasonably be expected to materially and adversely impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Restatement Effective Date.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20 (which may be amended with the consent of Agent which is not to be unreasonably withheld, conditioned or delayed), no Obligor or Subsidiary is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other similar organization representing any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining against any Obligor or Subsidiary.

9.1.21. Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Original Closing Date.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23. Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Term Loan proceeds will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24. OFAC. No Obligor, Subsidiary or, to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.25. UK Charges. Under the law of each Obligor’s jurisdiction of incorporation it is not necessary that any UK Security Agreement be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any UK Security Agreement or the transactions contemplated by any UK Security Agreement, except (a) registration of particulars of each Security Document executed by UK Borrower at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (b) registration of each Security Document executed by UK Borrower and pertaining to Real Estate at the Land Registry of Land Charges Registry in England and Wales and payment of associated fees (c) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by any UK Security Agreement in any relevant jurisdiction and (d) in each case, payment of associated fees, stamp taxes or mortgage duties.

9.1.26. Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), each of the UK Borrower’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

9.1.27. Pari passu ranking. Each UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.1.28. Ranking. Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien.

9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

9.3 Subordinated Debt. As of the Restatement Effective Date, (i) the aggregate outstanding principal balance of the TBC Notes is $18,892,518.33 (exclusive of any payment-in-kind interest that has been added to such principal amount) and (ii) the aggregate outstanding principal balance of Third Lien Debt is $3,509,536.50 (exclusive of any payment-in-kind interest that has been added to such principal amount).

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Term Loans or other Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all reasonable out-of-pocket charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate (“Field Exams”), up to two times per Loan Year; and (ii) appraisals of Inventory (“Inventory Appraisals”) up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits. Obligors agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes. Notwithstanding this Section 10.1.1(b), unless an Event of Default has occurred and is continuing, Agent shall not require that any Field Exams or Inventory Appraisals be obtained at the Obligors’ expense so long as the ABL Revolver Agent has obtained at least two (2) such Field Exams (in form and substance, and prepared by examiners, reasonably satisfactory to the Agent) in each twelve (12) consecutive month period and at least one (1) such Inventory Appraisal (in form and substance, and prepared by appraisers, reasonably satisfactory to the Agent) in each twelve (12) consecutive month period, and, in each case has promptly shared such Field Exams and Inventory Appraisals obtained under the ABL Revolver Loan Agreement with Agent;

(c) Permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Appraised Value of all or any portion of the Intellectual Property of any Obligor; provided, that the Borrowers shall only be obligated to reimburse Agent for the expenses of such appraisals occurring (i) one (1) time in any twelve (12) consecutive month period, in the event that no Event of Default has occurred and is continuing and (ii) any time an Event of Default has occurred and is continuing; provided, further, that the foregoing shall not be construed to limit the Agent’s right to conduct appraisals or to obtain appraisals at any time at the sole expense of the Lenders, nor to use third party agents of Agent to conduct any such appraisal then permitted to be conducted by Agent. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP (or, as the context may require, IFRS as it relates to the books and records of the UK Obligors) reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating and business division basis for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Obligors and acceptable to Agent, shall be prepared in accordance with GAAP and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and as against the projections delivered to the Agent and other information acceptable to Agent;

(b) as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating and business division basis for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and as against the projections delivered to the Agent and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal yearend adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, (i) a Compliance Certificate executed by the chief financial officer of Parent and (ii) the information required to be delivered under Section 8.11.5;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;

(e) not later than 30 days after the end of each Fiscal Year, projections of Obligors’ consolidated, and business division balance sheets, results of operations, cash flow and ABL Availability, ABL US Availability, ABL UK Availability and the projected ABL UK Borrowing Base, ABL US Borrowing Base, UK Borrowing Base and US Borrowing Base, for that Fiscal Year, month by month and for the next Fiscal Year, quarter by quarter;

(f) promptly following the Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, accounts receivable aging and inventory aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(h) promptly after Agent’s request, copies of any annual report to be filed in connection with each Pension Plan or Foreign Plan;

(i) promptly following receipt, a copy of any material notice from the Pensions Regulator in which it proposes to take action which may result in the issuance of a Contribution Notice or Financial Support Direction in respect of any pension plan;

(j) such other reports and information (financial or otherwise) as the Obligors may from time to time provided to the ABL Agent under the ABL Loan Documents in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business; and

(k) promptly following the Agent’s request, such other material reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3. Notices. Notify Agent and Lenders in writing, promptly after a responsible officer of an Obligor’s obtaining knowledge thereof, of any of the following that materially affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any material default under or termination of a Material Contract; (c) the existence of any Default or Event of Default; (d) any judgment in an amount exceeding $1,000,000; (e) the assertion of any Intellectual Property Claim that would reasonably be expected to have a Material Adverse Effect or otherwise could reasonably be expected to result in a liability of the Obligors in excess of $1,000,000; (f) any litigation asserting a violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect; (g) any Environmental Release by an

Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (h) the occurrence of any ERISA Event; (i) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; or (j) any opening of a new office or place of business, at least 10 days prior to such opening.

10.1.4. Landlord and Storage Agreements. Promptly following request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material portion of Collateral consisting of Equipment and Inventory may be kept on an average monthly basis or that otherwise may possess or handle any material portion of Collateral consisting of Equipment and Inventory.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

10.1.6. Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $5,000,000, with deductibles and subject to an endorsement or assignment reasonably satisfactory to Agent.

10.1.8. Licenses and Royalties.

(a) Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect (provided, that any Obligor may allow any License to terminate in accordance with its terms if such Obligor has provided prior written notice to Agent of such termination and after the termination of any “sell-off” period allowed under such terminated License (or if no such period exists, upon the termination of the License), such Obligor owns no more than an aggregate amount of $250,000 of Inventory (determined based on cost) which is impacted by such License); promptly notify Agent of any material proposed material modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; and notify Agent of any material default or material breach asserted by any Person to have occurred under any material License;

(b) Pay all Royalties and all accounts payable owed to any Licensor when due (unless contested in good faith with adequate reserves set aside therefor); and

(c) by the 15th day of each month, provide Agent with a report of all accrued Royalties, whether or not then due and payable by a Borrower, which report shall detail the Licensor, the amount accrued and the payment status of the applicable Royalty.

10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent acting in its Permitted Discretion shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person (other than Excluded Assets), including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. Notwithstanding any of the forgoing, the Loan Documents shall not require the creation or perfection or any pledges of, Liens on or security interests in, or the delivery of particular documents with respect to, particular assets if and for so long as the Agent reasonably determines in its Permitted Discretion that the burden or cost of creating or perfecting such pledges, Liens or security interest in such assets shall outweigh the benefit of the security afforded thereby.

10.1.10. Accounts. Borrowers shall maintain the ABL Revolver Agent and its Affiliates (including its London branch) as Borrowers’ principal depository bank, including for the maintenance of operating and deposit accounts, lockbox administration, funds transfer, information reporting services and other treasury management services.

10.1.11. UK pension plans.

(a) UK Borrower shall ensure that in respect of all pension schemes to which part 3 of the Pensions Act 2004 (UK) applies operated by or maintained for the benefit of members of the UK Borrower and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and that no action or omission is taken by UK Borrower in relation to such a pension scheme which has or is, in either case, reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

(b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, UK Borrower shall ensure that it is not and has not been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or ““connected”“ with or an ““associate”“ of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.

(c) UK Borrower shall deliver to the Agent at such times requested by the Agent, actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(d) UK Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

10.1.12. Centre of Main Interests. Each UK Borrower shall maintain its centre of main interests (as such term is used in Article 3(1) of the Regulation (as defined in Section 9.1.26 above)) in England and Wales for the purposes of the Regulation.

10.2 Negative Covenants. As long as any Term Loans or other Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money set forth on Schedule 10.2.1, but only to the extent outstanding on the Restatement Effective Date;

(e) Debt with respect to Bank Products (as defined in the ABL Revolver Loan Agreement as in effect on the date hereof) incurred in the Ordinary Course of Business;

(f) Debt in respect of Hedging Agreements entered into in the Ordinary Course of Business and not for speculative purposes;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) intercompany Debt extended by UK Borrower to any other Obligor or by US Borrower to any other Obligor which is not a Foreign Subsidiary;

(j) Debt incurred in connection with the financing of insurance premiums;

(k) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;

(l) Contingent Obligations by any Obligor of Debt of any other Obligor that was permitted to be incurred under another clause of this Section 10.2.1;

(m) Debt arising from agreements providing for indemnification, adjustment of purchase price, earnout or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that Debt arising with respect to earnout or other similar obligations permitted pursuant to this clause (m) shall be Subordinated Debt and shall not exceed $3,000,000 at any time outstanding;

(n) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(o) [reserved];

(p) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and in an aggregate outstanding principal amount not to exceed $5,000,000 times the Growth Multiple; and

(q) Debt under the ABL Revolver Loan Documents in an aggregate principal amount (including the undrawn amount of outstanding letters of credit) not to exceed (x) with respect to the US Borrowers, the US ABL Cap (as such term is defined in the Intercreditor Agreement) and (y) with respect to the UK Borrower, the UK ABL Cap (as such term is defined in the Intercreditor Agreement), in each case, subject to the terms of the Intercreditor Agreement.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt and Refinancing Debt in respect thereof;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA, or with respect to any Plan, Pension Plan or Multiemployer Plan, the Code) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation (other than a Mortgage) and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens in favor the Third Lien Creditors in respect the Third Lien Obligations (and Refinancing Debt in respect thereof) to the extent permitted under, and subject in all respects to, the Third Lien Subordination Agreement (or a replacement or successor subordination agreement substantially in the form of the Third Lien Subordination Agreement or in such other form acceptable to the Agent);

(k) existing Liens shown on Schedule 10.2.2., provided that any such Lien shall only secure the Indebtedness that it secures on the Restatement Effective Date and any Refinancing Debt in respect thereof;

(l) leases, licenses, subleases or sublicenses granted to others in the Ordinary Course of Business that do not interfere in any material respect with the business of the Parent or the Restricted Subsidiaries;

(m) Liens arising from UCC financing statements filed regarding (i) operating leases entered into by a Borrower or Subsidiary in the Ordinary Course of Business and (ii) goods consigned or entrusted to or bailed to a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(n) Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(o) Liens solely on any cash earnest money deposits made by any Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted under this Agreement;

(p) any other Liens which do not attach to Accounts, Inventory or Intellectual Property and do not in the aggregate secure obligations in aggregate principal amount in not to exceed $250,000; and

(q) Liens in favor of ABL Revolver Agent to secure the ABL Revolver Obligations (or Refinancing Debt in respect thereof), subject to the Intercreditor Agreement (or a replacement or successor intercreditor agreement substantially in the form of the Intercreditor Agreement or in such other form acceptable to the Agent).

10.2.3. Reserved.

10.2.4. Distributions; Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Restatement Effective Date as shown on Schedule 9.1.15. Declare or make any Distributions except:

(a) Upstream Payments;

(b) Each Obligor may declare and make Distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(c) Any Obligor may pay cash dividends to any Obligor that is its direct parent;

(d) Any Obligor (other than Parent) may make distributions to permit Parent to repurchase Equity Interests issued to employees, directors and officers of the Obligors and their Subsidiaries (including repurchases of Equity Interests from severed or terminated employees, directors and officers), and Parent may repurchase such Equity Interests, in each case in an aggregate amount not to exceed $1,000,000 in any calendar year and $3,000,000 after March 31, 2014, so long as (a) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (b) for each of the 30 days immediately prior to and immediately after giving effect to such payment, ABL Availability is in an amount greater than 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period), and ABL US Availability is in an amount greater than 15% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period) and (c) the Agent shall have received satisfactory evidence that the Borrowers are in compliance with each of the financial covenants set forth in Section 10.3 on a pro forma basis after giving effect to the repurchase (as if such repurchase was consummated on the first day of the period of measurement) as determined for last day of month most recently ended prior to such repurchase (for the trailing twelve month period then-ended), all based on calculations and assumptions acceptable to the Agent;

(e) The Permitted Earnout Payment;

(f) Payments of, Distributions on or redemptions of the Series B Preferred Stock of VTB, so long as (a) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (b) for each of the 60 days immediately prior to and after giving effect to such payment, ABL Availability is in an amount greater than 20% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period), and ABL US Availability is in an amount greater than 20% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period), (c) immediately after giving effect to such payment, the Fixed Charge Coverage Ratio is no less than 1.15 to 1.00 (measured on a trailing 12-month basis); and (d) the Agent shall have received satisfactory evidence that the Borrowers are in compliance with each of the financial covenants set forth in Section 10.3 on a pro forma basis after giving effect to such payment, Distribution or redemption (as if such payment, Distribution or redemption was consummated on the first day of the period of measurement) as determined for last day of month most recently ended prior to such payment, Distribution or redemption (for the trailing twelve month period then-ended), all based on calculations and assumptions acceptable to the Agent; and

(g) Payments to Sponsor as reimbursements for reasonable out-of-pocket fees and costs incurred by it on behalf of the Borrowers (including, without limitation, the reasonable out-of-pocket costs of attorneys, consultants and accountants), so long as (a) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (b) for each of the 30 days immediately prior to and after giving effect to such payment, ABL Availability is in an amount greater than 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period), and ABL US Availability is in an amount greater than 15% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period) and (c) the Agent shall have received satisfactory evidence that the Borrowers are in compliance with each of the financial covenants set forth in Section 10.3 on a pro forma basis after giving effect to such payment (as if such payment was consummated on the first day of the period of measurement) as determined for last day of month most recently ended prior to such payment (for the trailing twelve month period then-ended), all based on calculations and assumptions acceptable to the Agent.

10.2.5. Restricted Investments. Make any Restricted Investment.

10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, or a disposition of Equipment under Section 8.4.2.

10.2.7. Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer, director or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by UK Borrower in any other Obligor or by US Borrower in any other Obligor which is not a Foreign Subsidiary.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a) Subordinated Debt (other than Subordinated Debt under the TBC Note and the Third Lien Debt) or any Refinancing Debt in respect thereof;

(b) Subordinated Debt under the TBC Note (or any Refinancing Debt in respect thereof) except:

(i) payments of principal in respect of such Subordinated Debt with net proceeds raised from a sale or issuance by Parent of its Equity Interests; provided that (x) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur and (y) for each of the 30 days immediately prior to and after giving effect to such payment, ABL Availability is in an amount greater than 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period), and ABL US Availability is in an amount greater than 15% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period) (and a Senior Officer of Parent shall certify to Agent, not less than five (5) Business Days prior to the date of payment, that such conditions have been satisfied); and

(ii) regularly scheduled payments of interest in respect of such Subordinated Debt for periods occurring after the Agents receipt of the financial statements and other deliverables required under Sections 10.1.2(a), (b) and (c) for the Fiscal Year ending December 31, 2016; provided that (w) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (x) for each of the 30 days immediately prior to and after giving effect to such payment, ABL Availability is in an amount greater than 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period), and ABL US Availability is in an amount greater than 15% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period), (y) such payments are permitted under any Subordination Agreement relating to such Debt and (z) the Agent shall have received satisfactory evidence that the Borrowers are in compliance with each of the financial covenants set forth in Section 10.3 on a pro forma basis after giving effect to such payment (as if such payment was consummated on the first day of the period of measurement) as determined for last day of month most recently ended prior to such payment (for the trailing twelve month period then-ended), all based on calculations and assumptions acceptable to the Agent.

(c) The Third Lien Debt or any Refinancing Debt in respect thereof, except with the proceeds of the Delayed Draw Term Loan on or about the date of the borrowing thereof; provided that (x) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (y) for each of the 30 days immediately prior to and after giving effect to such payment, ABL Availability is in an amount greater than 15% of the ABL Revolver Commitments (disregarding any decreased ABL Revolver Commitment amount during the Seasonal Period), and ABL

US Availability is in an amount greater than 15% of the ABL US Revolver Commitments (disregarding any decreased ABL US Revolver Commitment amount during the Seasonal Period) and (z) the Agent shall have received satisfactory evidence that the Borrowers are in compliance with each of the financial covenants set forth in Section 10.3 on a pro forma basis after giving effect to such payment (as if such payment was consummated on the first day of the period of measurement) as determined for last day of month most recently ended prior to such payment (for the trailing twelve month period then-ended), all based on calculations and assumptions acceptable to the Agent.

(d) Borrowed Money (other than (x) the Obligations and (y) the ABL Revolver Obligations, subject to the terms of the Intercreditor Agreement; provided, however, that the ABL US Special Advance may only be repaid by the Borrowers in accordance with the definition of the “US Special Loan Amount” as defined in the ABL Revolver Loan Agreement as in effect on the date hereof) prior to its due date under the agreements evidencing such Debt as in effect on the Restatement Effective Date (or as amended thereafter with the consent of Agent).

10.2.9. Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers, amalgamations or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into an Obligor; or (b) Permitted Acquisitions.

10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Restatement Effective Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP (or, as the context may require, IFRS) and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (b) constituting customary restrictions on assignment in leases, Hedging Agreements and other contracts; (c) restrictions under the Loan Documents, the documentation governing the Subordinated Debt and the Third Amended and Restated Certificate of Incorporation of Voyetra as in effect on the date hereof; (d) under Applicable Law; or (e) in effect on the Restatement Effective Date as shown on Schedule 9.1.15.

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16. Conduct of Business. Engage in any business materially different than its business as conducted on the Restatement Effective Date and any activities incidental thereto.

10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees, and payment of customary directors’ fees and indemnities; (c) the payment of reasonable fees to directors of any Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the Ordinary Course of Business, (d) any issuances of securities of Parent or other payments, awards or grants in cash, securities of Parent or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by an Obligor’s board of directors, (e) transactions solely among Obligors; (f) the Subordinated Debt; (g) transactions with Affiliates consummated prior to the Restatement Effective Date, as shown on Schedule 10.2.17; (i) the Transactions and (i) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18. Plans. Become party to any Multiemployer Plan, Pension Plan or, solely with respect to any Foreign Plan such a Foreign Plan that could reasonably be expected to have a Material Adverse Effect, other than any in existence on the Original Closing Date.

10.2.19. Amendments to Subordinated Debt and ABL Revolver Loan Documents.

(a) Amend, supplement or otherwise modify documents related to any Subordinated Debt, if such modification (a) increases any required cash payment of principal or interest (it being understood that any non-cash payment prior to the payment in full of the Obligations may be made in kind and accreted to capital as of each interest payment date); (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; (g) results in the Obligations not being fully benefited by the subordination provisions thereof; or (h) is otherwise in violation of the terms of the applicable Subordination Agreement.

(b) Amend, supplement or otherwise modify documents related to any ABL Revolver Loan Document, if such modification is in violation of the terms of the Intercreditor Agreement.

10.2.20. Management Agreements. Become party to any management or similar agreement with the Sponsor or any of its Affiliates unless (i) such agreement is in form and substance, and on terms and conditions, reasonably acceptable to the Agent and (ii) all payment obligations of the Obligors thereunder are expressly subordinate to the Obligations pursuant to a subordination agreement executed by the Sponsor or such Affiliate in favor of the Agent, which agreement is in form and substance reasonably satisfactory to Lender.

10.2.21. UK Inventory/Lien Waivers. Permit the Obligors to (i) have any Inventory be in transit to a location within the United Kingdom, unless the UK Borrower shall have executed a Lien Waiver in form and substance satisfactory to the Agent with each warehouseman, processor, shipper, customs broker or freight forwarder in the United Kingdom that has executed a Lien Waiver in favor of the ABL Revolver Agent, including, without limitation, Kuehne + Nagel Limited, (ii) enter into any Lien Waiver with any warehouseman, processor, shipper, customs broker or freight forwarder in favor of the ABL Revolver Agent, unless the Agent is party to such Lien Waiver or such Obligor executes and delivers a Lien Waiver in form and substance satisfactory to the Agent with each such warehouseman, processor, shipper, customs broker or freight forwarder that is reasonably similar to the Lien Waiver in favor of the ABL Revolver Agent or (iii) have any Collateral be held by (x) American International Cargo Services Inc. or its affiliates or (y) Kuehne + Nagel, Inc. at its locations in Cranbury, NJ and Rialto, CA, unless the Agent is party to the Lien Waivers in favor of the ABL Revolver Agent or such Obligor executes and delivers Lien Waivers in form and substance satisfactory to the Agent that are reasonably similar to the Lien Waivers in favor of the ABL Revolver Agent.

10.3 Financial Covenants. As long as any Term Loans or other Obligations are outstanding, Obligors shall:

10.3.1. Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of each month (measured monthly as of the last day of such month for the trailing twelve month period then-ended) to be less than 1.10:1.00.

10.3.2. Consolidated Leverage Ratio. Not permit the Consolidated Leverage Ratio as of the last day of each month to be greater than 3.00:1.00.

10.3.3. Capital Expenditures. Not make or become legally obligated to make any Capital Expenditures exceeding in any twelve-month period ending on any date set forth in the table below, in the aggregate for Parent and its Subsidiaries, in an amount greater than the amount set forth in the table below opposite such date in the table below:

Twelve-Month Period Ending	Capital Expenditures
December 31, 2017	$5,500,000
December 31, 2018	$5,000,000
December 31, 2019	$5,000,000
December 31, 2020	$5,000,000
December 31, 2021	$5,000,000
December 31, 2022	$5,000,000
December 31, 2023	$5,000,000

10.3.4. Hypersound Division Net Operating Disbursements.

(a) Not permit Hypersound Division Net Operating Disbursements to be greater than $300,000 in the aggregate in any twelve-month period.

(b) Not permit Hypersound Division Foxconn Expenditures after the Restatement Effective Date to be greater than $846,000 in the aggregate.

SECTION 11. GUARANTY

11.1 Guaranty by US Guarantors. Each US Guarantor hereby jointly, severally, absolutely and unconditionally (a) ratifies, restates, and confirms its guarantee made pursuant to the Existing Term Loan Agreement and (b) guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the US Borrowers to the Agent or any US Lender (or any of their Affiliates or branches) arising hereunder and any instruments, agreements or Loan Documents of any kind or nature now or hereafter executed in connection with this Agreement (including the US Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other US Guarantor or US Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign), and the Insolvency Act 1986 (UK) and the Enterprise Act 2002(UK); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other US Guarantor or US Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any US Borrower of any proceeding under any Insolvency Proceeding (collectively, the “US Guaranteed Obligations”).

11.2 Guaranty by UK Guarantors.

11.2.1. UK Guaranty. Each UK Guarantor hereby jointly, severally, absolutely and unconditionally (a) ratifies, restates, and confirms its “UK Guaranty” (as defined in the Existing Term Loan Agreement) made pursuant to the Existing Term Loan Agreement and (b) guarantees (the “UK Guaranty”), as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the UK Borrower, to the Agent or any UK Lender (or any of their Affiliates) arising in connection with the Loan Documents (including the Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Guarantor or Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign), and the Insolvency Act 1986 and the Enterprise Act 2002; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other Guarantor or Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the “UK Guaranteed Obligations”).

11.2.2. Reinstatement of UK Guaranty. If any payment by a UK Guarantor or any discharge given by the Agent (whether in respect of the UK Guaranteed Obligations or any security for the UK Guaranteed Obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event (a) the liability of that UK Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) the Agent shall be entitled to recover the value or amount of that security or payment from the UK Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

11.2.3. Waiver of defences. The obligations of a UK Guarantor under this Agreement will not be affected by an act, omission, matter or thing which, but for this Section 11.2.3, would reduce, release or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or the Agent) including (a) any time, waiver or consent granted to, or composition with, any Obligor or other person; (b) the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person; (e) any amendment (however fundamental) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.

11.2.4. Guarantor intent. Without prejudice to the generality of Section 11.2.3, each UK Guarantor expressly confirms that it intends that the guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following (a) acquisitions of any nature; (b) increasing working capital; (c) enabling investor distributions to be made; (d) carrying out restructurings; (e) refinancing existing facilities; (f) refinancing any other indebtedness; (g) making facilities available to new borrowers; (h) any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and (i) any fees, costs and/or expenses associated with any of the foregoing.

11.2.5. Deferral of UK Guarantor’s rights. Until the UK Guaranteed Obligations have been repaid in full, no UK Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents (a) to be indemnified by any other Obligor; (b) to claim any contribution from any other Obligor; or (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the Agent’s rights under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by the Agent.

11.3 Evidence of Debt. The Agent’s books and records showing the amount of any Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and absent manifest error, shall be binding upon the applicable Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. As to each Guarantor, its obligations hereunder shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations against any Borrower or any other Guarantor or other Obligor, or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense of any Borrower or any other Guarantor or other Obligor, to the obligations of the Guarantors hereunder, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.

11.4 No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein. If any such obligation (other than one arising with respect to any Excluded Tax) is imposed upon such Guarantor with respect to any amount payable by it hereunder, each Guarantor will pay to Agent or Lenders, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Agent and Lenders to receive the same net amount which the Agent and Lenders would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantors hereunder. The obligations of the Guarantors under this paragraph shall survive the Full Payment of the Guaranteed Obligations. For the avoidance of doubt, this Section 11.4 shall not apply to Taxes that are governed exclusively by Section 5.9.

11.5 Rights of Lender. Each Guarantor consents and agrees that the Agent and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of any Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent or Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors hereunder or which, but for this provision, might operate as a discharge of any Guarantor.

11.6 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent or any Lender) of the liability of any Borrower; (b) any defense based on any claim that such Guarantors’ obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder; (d) any right to require the Agent or any Lender to proceed against any Borrower, proceed against or exhaust any security for any of the Guaranteed Obligations, or pursue any other remedy in the Agent’s or any Lender’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance hereof or of the existence, creation or incurrence of new or additional Guaranteed Obligations. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code.

11.7 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Agreement whether or not any Borrower or any other person or entity is joined as a party.

11.8 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Section 11 until the Full Payment of all of the Guaranteed Obligations and any amounts payable under this Section 11. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and Lenders and shall forthwith be paid to the Agent to reduce the amount of the applicable Guaranteed Obligations, whether matured or unmatured.

11.9 Termination; Reinstatement. The guaranty under this Section 11 is a continuing and irrevocable guaranty of the applicable Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guaranteed Obligations and any other amounts payable under this Section 11. Notwithstanding the foregoing, the guaranty under this Section 11 shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or the Agent or any Lender exercises its right of setoff, in respect of the applicable Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether the Agent or any Lender is in possession of or has released the guaranty hereunder and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 11.9 shall survive termination of the guaranty hereunder.

11.10 Subordination. Each Obligor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such other Obligor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to any Guarantor as subrogee of the Agent or any Lender or resulting from such Guarantor’s performance under the guaranty under this Section 11, to the Full Payment of all Guaranteed Obligations and Obligations. If the Agent or any Lender so requests, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Agent and Lenders and the proceeds thereof shall be paid over to the Agent on account of the applicable Guaranteed Obligations of such Guarantor, but without reducing or affecting in any manner the liability of any Guarantor under this Section 11. Notwithstanding the foregoing, a Guarantor may demand and accept repayments of indebtedness of any Borrower owing to such Guarantor as such repayment is expressly permitted hereunder.

11.11 Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Agent.

11.12 Miscellaneous. No provision of this Section 11 may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent and each Guarantor party hereto. No failure by the Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power under this Section 11 shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Section 11 shall not affect the enforceability or validity of any other provision herein.

11.13 Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other Guarantor such information concerning the financial condition, business and operations of such Borrower and any such other Guarantor as the Guarantor requires, and that the Agent and Lenders have no duty, and not Guarantor is relying on the Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other Guarantor (the guarantor waiving any duty on the part of the Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).

11.14 Setoff. If and to the extent any payment is not made when due under this Section 11, the Agent and any Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with the Agent or any Lender.

11.15 Representations and Warranties. Each Guarantor represents and warrants that (a) its obligations under this Section 11 constitute its legal, valid and binding obligation enforceable in accordance with its terms; (b) the making and performance of the guaranty under this Section 11 does not and will not violate the provisions of any material Applicable Law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (c) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of the guaranty under this Section 11 have been obtained or made and are in full force and effect, except as could not reasonably be expected to result in a Material Adverse Effect.

11.16 Additional Guarantor Waivers and Agreements.

11.16.1. Each Guarantor understands and acknowledges that if the Agent forecloses judicially or nonjudicially against any real property security for any of the Guaranteed Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from a Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Section 11. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to the guaranty under this Section 11 based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Agreement, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Section 11 even though the Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing any of the Guaranteed Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Agent may commence to enforce the guaranty under this Section 11; (iii) acknowledges and agrees the rights and defenses waived by such Guarantor in this Agreement include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Agent and Lenders are relying on this waiver in creating any of the Guaranteed Obligations, and that this waiver is a material part of the consideration which the Agent and Lenders are receiving for creating the Guaranteed Obligations.

11.16.2. Each Guarantor waives all rights and defenses that such Guarantor may have because of any of the Guaranteed Obligations is secured by real property. This means, among other things: (i) the Agent may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by any Obligor; and (ii) if the Agent forecloses on any real property collateral pledged by any Obligor: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Agent may collect from the Guarantors even if the Agent, by foreclosing on the real property collateral, has destroyed any right the Guarantors may have to collect from Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because any of the Guaranteed Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

11.16.3. Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

12.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Obligor fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.7, 10.1.12, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case, relating to any Debt (other than the Obligations) in excess of $1,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $1,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or Obligors and their Subsidiaries are not Solvent on a consolidated basis;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) Any Obligor (i) is unable or admits inability to pay its debts as they fall due; (ii) suspends making payments on any of its debts or, (iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Agent or any Secured Party in their capacity as such) with a view to rescheduling any of its indebtedness; or (b) if in respect of any Obligor, (i) the value of its assets is less than that its liabilities (taking into account contingent and prospective liabilities); or (ii) a moratorium is declared or imposed in respect of any its indebtedness;

(l) Except as would not reasonably be expected, whether taken individually or in the aggregate, to result in any Obligor or the Obligors incurring a liability in excess of $1,000,000 in any twenty-four month period, the (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (ii) an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(m) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(n) A Change of Control occurs;

(o) The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to UK Borrower unless the aggregate liability of UK Borrower under all Financial Support Directions and Contributions Notices is less than $200,000 (or its equivalent in another currency or currencies); or

(p) (i) Any default, breach or any conditions or covenant, or any other event shall occur or condition shall exist, under the ABL Revolver Loan Documents or any instrument relating to the ABL Revolver Obligations, if the effect of such event or condition is to cause, or to permit the holder or holders of the ABL Revolver Obligations or beneficiary or beneficiaries of such Debt (or trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Debt to be declared due and payable prior to its stated maturity or (ii) a “Default” or “Event of Default” (under and as defined in the ABL Revolver Loan Agreement) occurs as a result of which the lenders under the ABL Revolver Loan Agreement deny a borrowing request by a Borrower for a ABL Revolver Loan (as defined in the ABL Revolver Loan Agreement) or modify the terms on which ABL Revolver Loans are available to the Borrowers; or

(q) The provisions of the Intercreditor Agreement or any Subordination Agreement shall for any reason (other than in accordance with the terms thereof or as otherwise agreed to by the parties thereto) be revoked or invalidated or otherwise cease to be in full force and effect; or

(r) The ABL Revolver Agent ceases to implement and maintain the Term Loan Deficiency Reserve at any time that the Term Loan Deficiency Reserve is greater than zero ($0).

12.2 Remedies upon Default. If an Event of Default described in Section 12.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) declare the commitment of each Lender (if any) to make the Delayed Draw Term Loan to be terminated, whereupon such commitments and obligations shall be terminated;

(c) make any adjustment to the UK Borrowing Base and/or the US Borrowing Base;

(d) require Obligors to Cash Collateralize their Obligations that are contingent or not yet due and payable; and

(e) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or any other Applicable Law. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

12.3 License, Etc. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), exercisable only during the continuation of an Event of Default, any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit. Each Obligor hereby grants to the Agent an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), exercisable only during the continuance of an Event of Default, all other Property and to occupy all Real Estate owned or leased by such Obligor, wherever the same may be located, and such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

12.4 Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

12.5 Remedies Cumulative; No Waiver.

12.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

12.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any advance during a Default, Event of Default; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 13. AGENT

13.1 Appointment, Authority and Duties of Agent.

13.1.1. Appointment and Authority. Each Secured Party appoints and designates Crystal as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the UK Borrowing Base and the US Borrowing Base, whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

13.1.2. Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

13.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

13.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from the applicable Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

13.1.5. Agent as Security Trustee. In this Agreement and the UK Security Agreements, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Agent (or any other Person acting in such capacity) in its capacity as security trustee of Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Agreements or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement and UK Security Agreements shall be obligations of Agent in its capacity as security trustee of Secured Parties to the extent that the obligations relate to the UK Security Agreements or the security thereby created. Additionally, in its capacity as security trustee of Secured Parties, Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 13; (ii) all the powers of an absolute owner of the security constituted by the UK Security Agreements and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreements and/or any of the Loan Documents.

13.1.6. Appointment of Agent as Security Trustee. Each Secured Party hereby appoints Agent to act as its trustee under and in relation to the UK Security Agreements and to hold the assets subject to the security thereby created as trustee for Secured Parties on the trusts and other terms contained in the UK Security Documents and each Secured Party hereby irrevocably authorizes Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to Agent as security trustee of Secured Parties by the terms of the UK Security Agreements together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

13.1.7. Liens. Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of Agent in its capacity as security trustee of Secured Parties.

13.1.8. Successors. Secured Parties agree that at any time that the Person acting as security trustee of Secured Parties in respect of the UK Security Agreements shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements.

13.1.9. Capacity. Nothing in Sections 13.1.5 to 13.1.8 shall require Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the US or the UK which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

13.2 Agreements Regarding Collateral and Borrower Materials.

13.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of the applicable Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

13.2.2. Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

13.2.3. Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants, provided such Persons are informed of the confidential nature of such Reports and Borrower Materials and instructed to keep them confidential and strictly for such Lender’s use)), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

13.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

13.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.

13.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2 or 5.6.3, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

13.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

13.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

13.8 Successor Agent and Co-Agents.

13.8.1. Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Obligors. If Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Agent by written notice to Obligors and Agent. Required Lenders may appoint a successor to replace the resigning or removed Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Obligors. If no successor agent is appointed prior to the effective date of Agent’s resignation or removal, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (including powers and duties in its capacity as security trustee) without further act. On the effective date of its resignation or removal, the retiring or removed Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Section 14.2, and all rights and protections under this Section 13. Any successor to Crystal by merger, amalgamation or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

13.8.2. Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

13.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Term Loans. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Term Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

13.10 Remittance of Payments and Collections.

13.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. (Boston, Massachusetts time) on a Business Day, payment shall be made by Lender not later than 3:00 p.m. (Boston, Massachusetts time) on such day, and if request is made after 1:00 p.m. (Boston, Massachusetts time), then payment shall be made by 11:00 a.m. (Boston, Massachusetts time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

13.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate reasonably determined by Agent. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

13.10.3. Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

13.11 Individual Capacities. As a Lender, Crystal shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Crystal in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide bank products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

13.12 Titles. Each Lender, other than Crystal, that is designated (on the cover page of this Agreement or otherwise) by Crystal as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

13.13 No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 13 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS

14.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Term Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

14.2 Participations.

14.2.1. Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Term Loans for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Obligors agree otherwise in writing.

14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Term Loan in which such Participant has an interest, postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Term Loan, or releases any Obligor, Guarantor or substantially all Collateral.

14.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Obligors (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Term Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

14.2.4. Benefit of Setoff. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.4 as if such Participant were a Lender.

14.3 Assignments.

14.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $100,000 in excess of that amount; and (b) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

14.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Obligors shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

14.3.3. Certain Assignees and Participants. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

14.3.4. Matters Specific to Crystal. Notwithstanding anything in this Agreement or the other Loan Documents, (i) neither Crystal nor any of its Affiliates shall be required to comply with this Section 14.3 in connection with any transaction involving any other Affiliate of Crystal or any of its lenders or funding or financing sources, and neither Crystal nor any of its Affiliates shall have an obligation to disclose any such transaction to any Person and (ii) there shall be no limitation or restriction on (A) the ability of Crystal or its Affiliates to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any commitment, or any Obligation to any other Affiliate of Crystal or any lender or financing or funding source of Crystal or any of its Affiliates or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any commitment, or any Obligation; provided, however, that Crystal shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

14.3.5. Register. Agent, acting as a non-fiduciary agent of Obligors (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and the Term Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Obligor as the Obligor in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable notice.

SECTION 15. MISCELLANEOUS

15.1 Consents, Amendments and Waivers.

15.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) [reserved];

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); or (iii) extend the Maturity Date applicable to such Lender’s Obligations;

(d) without the prior written consent of all (x) US Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2 or 7.1 (except to add Collateral); (ii) amend the definition of US Borrowing Base (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, of Pro Rata (with respect to US Obligations) or of US Required Lenders; (iii) release all or substantially all Collateral; or (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or

(e) without the prior written consent of all (x) UK Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.3 or 7.1 (except to add Collateral); (ii) amend the definition of UK Borrowing Base (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, of Pro Rata (with respect to UK Obligations) or of UK Required Lenders; (iii) release all or substantially all Collateral; or (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations.

15.1.2. Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3. Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.1.4. Amendment to ABL Revolver Loan Documents. Subject to the terms of the Intercreditor Agreement, if any amendment of modification to the ABL Revolver Loan Documents amends or modifies any representation and warranty, covenant (including any financial covenant) or event of default contained in the ABL Revolver Loan Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the ABL Revolver Loan Agreement or other ABL Revolver Loan Documents adds an additional representation and warranty, covenant or event of default therein, each

Obligor acknowledges and agrees that this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents, without the need for any further action or consent by Obligor or any other party. In furtherance of the foregoing, each Obligor shall permit the Agent and Lenders to document each such similar amendment or modification to this Agreement or such other Loan Documents or insert a corresponding new representation and warranty, covenant or event of default in this Agreement or such other Loan Documents without any need for any further action or consent by any Obligor.

15.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

15.3 Notices and Communications.

15.3.1. Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at US Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Restatement Effective Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the US mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by US Borrower Agent shall be deemed received by all Obligors.

15.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, and distribution of Loan Documents. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

15.3.3. Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Obligors shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Obligors and Secured Parties acknowledge that “public” information is not segregated from material non-public information on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO

WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO OBLIGOR MATERIALS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet.

15.3.4. Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

15.4 Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Floating Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

15.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

15.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Term Loans of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

15.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

15.12 Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors, funding sources, investment committees and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any bank product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Parent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, press release, and tombstone purposes, and may use Obligors’ logos, trademarks or product photographs for such purposes. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

15.13 Reserved.

15.14 GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

15.15 Consent to Forum.

15.15.1. Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law, including bringing proceedings in England against any UK Obligor to enforce their UK Obligations. In relation to any dispute relating to the UK Guaranteed Obligations, UK Guarantors each hereby irrevocably (i) submits to the non-exclusive jurisdiction of the courts of England, and (ii) waives objections to the courts of England on the grounds of inconvenient forum or otherwise. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.15.2. Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.15.3. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an EEA Financial Institution, any unsecured liability of such Secured Party arising under a Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent, or a bridge institution that may be issued to the party or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

15.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.17 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

15.18 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

15.19 Amendment and Restatement of Existing Term Loan Agreement. On the Restatement Effective Date, this Agreement shall amend, restate and supersede the Existing Term Loan Agreement in its entirety, except as provided in this Section 15.19. On the Restatement Effective Date, the rights and obligations of the parties evidenced by the Existing Term Loan Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the Obligors under the Existing Term Loan Agreement and the other “Loan Documents” (as defined in the Existing Term Loan Agreement) shall continue under, but as amended by this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents. This Agreement represents a modification, and not a novation, of the term loan facility under the Existing Term Loan Agreement and nothing contained herein shall be construed as a novation of the “Obligations” outstanding under, and as defined in, the Existing Term Loan Agreement, which shall remain in full force and effect, except as modified hereby. In the event that any payment made by any Obligor under the Existing Term Loan Agreement must be disgorged or otherwise returned by any Secured Party, such Secured Party shall be entitled to the benefits of the Existing Term Loan Agreement and the Obligors shall unconditionally be obligated to repay the same along with any applicable interest and fees. The Obligors acknowledge, represent and warrant that they have no claims, defenses or offsets with respect to the Existing Term Loan Agreement or any of the “Loan Documents” (as defined therein) related thereto and that immediately prior to the effectiveness of this Agreement, the Existing Term Loan Agreement and such other loan and collateral documents are valid, binding and enforceable in accordance with the terms thereof. Except as provided herein, this Agreement shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Existing Term Loan Agreement or any other Loan Document, or (ii) operate as a waiver or otherwise prejudice any right, power or remedy that any Secured Party may now have or may have in the future under or in connection with the Existing Term Loan Agreement or any other Loan Document, except as specifically set forth herein. The security interest granted by each Obligor to the Agent in the Collateral under and as defined in the Existing Term Loan Agreement continues without interruption under this Agreement and such security interest is hereby ratified and confirmed in all respects. The guaranty by each Guarantor under the Existing Term Loan Agreement continues without interruption under this Agreement and such guaranty is hereby ratified and confirmed in all respects. Upon the effectiveness of this Agreement, each reference in the Loan Documents to the Existing Loan Agreement (however so referred) shall mean this Agreement.

15.20 Intercreditor Agreement. Anything herein to the contrary notwithstanding, the liens and security interests granted by this Agreement, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder of such liens and security interests are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this agreement, the terms of the Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

OBLIGORS:

TURTLE BEACH CORPORATION (FORMERLY KNOWN AS PARAMETRIC SOUND CORPORATION), a Nevada corporation, as a US Borrower and a UK Guarantor

By:	/s/ John T. Hanson
Name:	John T. Hanson
Title:	Chief Financial Officer, Treasurer and Secretary
Address:
Turtle Beach Corporation
11011 Via Frontera, Suite A
San Diego, CA 92127
Attn: Chief Financial Officer

VOYETRA TURTLE BEACH, INC., a Delaware corporation, as a US Borrower, US Borrower Agent and a UK Guarantor
By:	/s/ John T. Hanson
Name:	John T. Hanson
Title:	Chief Financial Officer, Treasurer and Secretary
Address:
Turtle Beach Corporation
11011 Via Frontera, Suite A
San Diego, CA 92127
Attn: Chief Financial Officer

TURTLE BEACH EUROPE LIMITED, as UK Borrower

By:	/s/ John T. Hanson
Name:	John T. Hanson
Title:	Director
Address:
Turtle Beach Corporation
11011 Via Frontera, Suite A
San Diego, CA 92127
Attn: Chief Financial Officer

VTB HOLDINGS, INC., a Delaware corporation, as a US Guarantor and a UK Guarantor
By:	/s/ John T. Hanson
Name:	John T. Hanson
Title:	Chief Financial Officer, Treasurer and Secretary
Address:
Turtle Beach Corporation
11011 Via Frontera, Suite A
San Diego, CA 92127
Attn: Chief Financial Officer

AGENT AND LENDERS:

CRYSTAL FINANCIAL LLC, as Agent and US Lender

By:	/s/ Mirko Andric
Name:	Mirko Andric
Title:	Managing Director
Address:
Crystal Financial LLC
Two International Place, 17th Floor
Boston, MA 02110
Attn: Mirko Andric
Telecopy: (617) 428-8701

With a copy to (with shall not constitute notice) to:

Morgan Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attention: Marc R. Leduc
Telecopy: (617) 341-7701

CRYSTAL FINANCIAL SPV LLC, as US Lender and UK Lender

By:	/s/ Mirko Andric
Name:	Mirko Andric
Title:	Managing Director
Address:
Crystal Financial LLC
Two International Place, 17th Floor
Boston, MA 02110
Attn: Mirko Andric
Telecopy: (617) 428-8701

With a copy to (with shall not constitute notice) to:

Morgan Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attention: Marc R. Leduc
Telecopy: (617) 341-7701

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